Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
Dated as of November 11, 2010
between
THE CITY OF NASHUA
and
PENNICHUCK CORPORATION

ii

Page

Section 9.09 Governing Law	55
Section 9.10 Assignment	56
Section 9.11 Enforcement	56
Section 9.12 Consents	56
Section 9.13 Rules of Construction	57

Exhibit A—Articles of Incorporation of Surviving Corporation

Exhibit B—By-Laws of Surviving Corporation

Exhibit C—Form of Settlement Agreement

Exhibit D—Form of Confidentiality Agreement

Company Disclosure Schedule

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 11, 2010 (the “Effective Date”) among the City of Nashua, New Hampshire, a municipal corporation (the “City,” and, including a board or department of the City to which this Agreement is assigned pursuant to Section 6.13 hereof, “Acquirer”), and Pennichuck Corporation, a New Hampshire business corporation (the “Company”), to be subsequently joined in by a direct or indirect wholly owned corporate subsidiary of Acquirer (the “Acquisition Subsidiary”). Capitalized terms used in this Agreement are defined in the sections specified in Section 9.04 of this Agreement.
WHEREAS, the Acquirer Governing Body has approved the acquisition of the Company, pursuant to a comprehensive settlement of the eminent domain dispute between the parties pursuant to the provisions of Chapter 38 of New Hampshire Revised Statutes Annotated (“NH RSA”) and Chapter 347, Section 5 of 2007 N.H. Laws, as amended by Chapter 1, Section 118 of the Laws of the 2010 Special Session (the “Special Legislative Authority”), on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, prior to the Effective Time, Acquirer shall take such action as is appropriate to form Acquisition Subsidiary under the NHBCA and to cause Acquisition Subsidiary to become a party to this Agreement;
WHEREAS, the Company Board has approved the merger (the “Merger”) of Acquisition Subsidiary with and into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby, subject to the exceptions set forth below, each issued share of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) shall be converted into the right to receive cash consideration as specified below;
WHEREAS, as a condition and material inducement to the Company’s entry into this Agreement, the Acquirer and the Company are entering into that certain Settlement Agreement dated as of the date hereof relating to the eminent domain dispute between the City and the Company and the Company Subsidiaries, substantially in the form attached to this Agreement as Exhibit C (the “Settlement Agreement”); and
WHEREAS, Acquirer and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I.
THE MERGER
Section 1.01 The Merger.
On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the New Hampshire Business Corporation Act, NH RSA Chapter 293-A (the “NHBCA”), Acquisition Subsidiary shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). At the Effective Time, the Surviving Corporation shall be vested with title to all real estate and other property owned by the Company and Acquisition Subsidiary, and the Surviving Corporation shall by operation of law have all liabilities of the Company and Acquisition Subsidiary. The name of the Surviving Corporation shall be [Nashua Water Holding Corporation] and the purpose thereof shall be as set forth in Section 2 of the Articles of Incorporation of the Surviving Corporation as provided by Section 1.05(a).

Section 1.02 Closing.
The closing (the “Closing”) of the Merger shall take place at the offices of Rath, Young and Pignatelli, P.C., One Capital Plaza, Concord, New Hampshire 03301, at 10:00 a.m. on the fifth (5th) business day following the satisfaction (or, to the extent permitted by Law, waiver by the appropriate parties) of the conditions set forth in Article VII, or at such other place, time and date as shall be agreed in writing between Acquirer and the Company but in no event later than the Effective Time specified in Section 1.03. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 1.03 Effective Time.
Prior to the Closing, Acquirer shall prepare and give the Company and its counsel the opportunity to review, and on the Closing Date or, with the Company’s consent, as soon as practicable thereafter Acquirer shall file with the Secretary of State of the State of New Hampshire, articles of merger or other appropriate documents (in any such case, the “Articles of Merger”) executed in accordance with the relevant provisions of the NHBCA and shall make all other filings or recordings required under the NHBCA to effect the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State, or at such other time as Acquirer and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).
Section 1.04 Effects.
The Merger shall have the effects set forth in Section 11.06 of the NHBCA.
Section 1.05 Articles of Incorporation and By-Laws.
(a) Articles of Incorporation. Subject to Section 6.09, the Company Charter shall be amended and restated at the Effective Time to read in the form of Exhibit A, and, as so amended, such Company Charter shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
(b) By-Laws. Subject to Section 6.09, the Company By-Laws shall be amended and restated at the Effective Time to read in the form of Exhibit B, and, as so amended, such By-Laws shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein, in the Articles of Incorporation of the Surviving Corporation or by applicable Law.

Section 1.06 Directors.
At the Closing, Acquirer shall designate the directors of the Surviving Corporation and such directors shall hold office commencing as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Section 1.07 Officers.
At the Closing, the directors of the Surviving Corporation shall designate the officers of the Surviving Corporation and such officers shall hold office commencing as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
ARTICLE II.
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES
Section 2.01 Effect on Capital Stock.
At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Acquisition Subsidiary:
(a) Capital Stock of Acquisition Subsidiary. Each issued and outstanding share of capital stock of Acquisition Subsidiary shall be converted into and become 100 fully paid and non-assessable shares of common stock, [no par value per share], of the Surviving Corporation.
(b) Cancellation of Treasury Stock and Acquirer-Owned Stock. Each share of Company Common Stock that is owned directly by the Company, any Subsidiary of the Company, Acquirer or Acquisition Subsidiary shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no other consideration shall be delivered or deliverable in exchange therefor.
(c) Conversion of Company Common Stock. Subject to Sections 2.01(b) and 2.01(d), each share of Company Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive an amount in cash equal to TWENTY-NINE DOLLARS ($29.00) (the “Merger Consideration”), subject to adjustment for any stock split, stock dividend or combination of stock that may occur from the date hereof and prior to the Effective Time. As of the Effective Time, all such shares of Company Common Stock shall no longer be deemed outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration and any regular quarterly dividend declared in accordance with Section 5.01(b)(i)(A) but unpaid as of the Closing Date upon surrender of such certificate in accordance with Section 2.02, without interest.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Dissenters’ Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Dissenters’ Shares pursuant to, and who complies in all respects with, Sections 293-A:13.01 through 293-A:13.31 of the NHBCA (the “Dissenters’ Rights Provisions”) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather, the holders of Dissenters’ Shares shall be entitled to payment of the fair value of such Dissenters’ Shares in accordance with the Dissenters’ Rights Provisions; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Dissenters’ Rights Provisions, then the right of such holder to be paid the fair value of such holder’s Dissenters’ Shares shall cease and such Dissenters’ Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c), without interest, upon surrender of such certificate in accordance with the provisions of Section 2.02. The Company shall give the Acquirer (i) prompt notice of any demand for payment of fair value received by the Company, the withdrawal of any such demand, and any other instrument served pursuant to the Dissenters’ Rights Provisions and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to any demand for payment of fair value under the Dissenters’ Rights Provisions. The Company shall not, except with the prior written consent of the Acquirer, make any payment with respect to any demand for payment of fair value or offer to settle or settle any such demand, or agree to do any of the foregoing.
(e) Company Stock Options. The Acquirer and the Company agree that, in accordance with the provisions of the Company Stock Option Plans (as defined in Section 3.11(c)) and a resolution of the Company Board adopted under Section 10 thereof, each outstanding and unexercised option to purchase Company Common Stock under the Company Stock Option Plans shall be accelerated so that each such option outstanding and unexercised as of the fifth (5th) business day preceding the scheduled Effective Time shall become fully vested and exercisable from such date until the Effective Time. Any option to purchase Company Common Stock exercised by the holder thereof prior to the Effective Time shall be entitled to receive the Merger Consideration in accordance with Section 2.01(c), subject to any withholding of Taxes required by Law, and further reduced by any amount owed pursuant to any exercise of said option. Upon the Effective Time, each outstanding option to purchase Company Common Stock that has not previously been exercised shall be terminated and, in exchange therefor, each holder of each such option outstanding and unexercised shall receive from the Surviving Corporation not more than ten (10) business days after the Effective Time an amount in cash (less any withholding of taxes required by Law) equal to the product of (i) the number of shares of Company Common Stock previously subject to such option multiplied by (ii) the Merger Consideration less the exercise price per share of Company Common Stock previously subject to such option, if any. In the event and to the extent that the Company Stock Option Plans permit or require the Company Board (or any committee thereof) to exercise discretion with respect to outstanding stock options, the Company Board (or such committee, as the case may be) will not exercise any such discretion.
(f) Declared but Unpaid Dividends. In addition to the Merger Consideration, Acquirer shall pay or cause to be paid together with the Merger Consideration any regular quarterly dividend declared in accordance with Section 5.01(b) but unpaid as of the Closing Date.

Section 2.02 Exchange of Certificates.
(a) Paying Agent. Prior to the Effective Time, Acquirer shall select a bank or trust company in the United States, reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock and Acquirer shall take all steps necessary to provide, or to enable and cause the Acquisition Subsidiary to provide, to the Paying Agent prior to the Effective Time any and all of the cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.
(b) Exchange Procedures. Promptly after the Effective Time (but in no event later than five (5) business days following such date), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Acquirer may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Acquirer that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. If any holder of shares of Company Common Stock shall be unable to surrender such holder’s Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Acquirer, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Acquirer for payment of its claim for Merger Consideration, without any interest thereon.
(e) No Liability. None of Acquirer, Acquisition Subsidiary, the Company, the Surviving Corporation or the Paying Agent, nor any of their respective officers, directors, employees, agents or counsel, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable unclaimed property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(f) Investment of Exchange Fund. Acquirer shall cause the Paying Agent to invest any cash included in the Exchange Fund on a daily basis; provided that such investments shall be limited to (i) direct obligations of the United States, (ii) obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, or (iii) certificates of deposit issued by a commercial bank the deposits of which are insured by the Federal Deposit Insurance Corporation and which is “well-capitalized” within the meaning of applicable regulations. Any interest and other income resulting from such investments shall be paid to Acquirer.
(g) Withholdings. Acquirer shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 3.11(a)), or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Acquirer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Acquirer, as the case may be.

(h) Charges and Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for shares of Company Common Stock.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Acquirer that, except as disclosed in the applicable disclosure schedule furnished by Company to Acquirer prior to the execution of this Agreement (the “Company Disclosure Schedule”) corresponding to the Sections and subsections set forth below:
Section 3.01 Organization and Qualification; Subsidiaries.
The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. All of the Subsidiaries of the Company are set forth in Section 3.01 of the Company Disclosure Schedule (the “Company Subsidiaries”). Each Company Subsidiary is a corporation or a limited liability company duly organized, validly existing and in good standing under the respective Laws of the jurisdiction of its organization. The Company and each of the Company Subsidiaries has the requisite corporate or limited liability company power and authority, and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and Orders (the “Approvals”), necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries is duly qualified or licensed as a foreign company to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. A true and complete list of all of the Company Subsidiaries, together with the jurisdiction of organization of each Company Subsidiary and the percentage of each Company Subsidiary’s outstanding capital stock or membership interests owned by the Company, another Company Subsidiary or any third party along with a list of all Persons in which the Company or any Company Subsidiary holds any equity interest, is set forth in Section 3.01 of the Company Disclosure Schedule. No capital stock or other ownership interests of any Company Subsidiary is or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock or other ownership interests of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Company or any of Company Subsidiaries is or may be bound to issue, redeem, purchase or sell additional shares of capital stock or other ownership interests of any Company Subsidiary. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person, other than the Company Subsidiaries and other Persons set forth in Section 3.01 of the Company Disclosure Schedule.

Section 3.02 Articles of Incorporation and By-Laws.
The Company has heretofore furnished to Acquirer a true, complete and correct copy of the Company’s Articles of Incorporation (the “Company Charter”) and the Company’s By-Laws (the “Company By-Laws”), each as amended to date, and has furnished to Acquirer the articles of incorporation and by-laws (or equivalent organizational documents) of each of the Company Subsidiaries (the “Subsidiary Documents”). The Company Articles, the Company By-Laws and Subsidiary Documents are in full force and effect. Neither the Company nor any of the Company Subsidiaries is in violation of any of the provisions of the Company Charter or the Company By-Laws or the Subsidiary Documents.
Section 3.03 Capitalization.
The authorized capital stock of the Company consists of (i) 115,000 shares of preferred stock, no par value per share, none of which is issued and outstanding, none of which is held in treasury and 50,000 of which are currently designated Series A Junior Participating Preferred Stock, and (ii) 11,500,000 shares of Company Common Stock. As of November 8, 2010, (i) 4,662,477 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and 1,202 shares of Company Common Stock were held in treasury, (ii) no shares of Company Common Stock were held by the Company Subsidiaries, and (iii) 282,765 shares of Company Common Stock were reserved for future issuance pursuant to outstanding Company Stock Options granted under the Company Stock Option Plans and zero shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Purchase Plan. Section 3.03 of the Company Disclosure Schedule sets forth a true and complete list of all outstanding options under the Company Stock Option Plans (collectively, the “Company Stock Options”), the name of each holder thereof, the number of shares purchasable or acquirable thereunder or upon conversion or exchange thereof and (if any) the per share exercise or conversion price or exchange rate of each Company Stock Option. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which the Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, the Company or any of the Company Subsidiaries other than those listed in Section 3.03 of the Company Disclosure Schedule. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Section 3.03 of the Company Disclosure Schedule shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. Other than those listed in Section 3.03 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any Company Subsidiary or any other securities of the Company or any of the Company Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Company Subsidiary or any other entity. All of the outstanding shares of capital stock of each of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature whatsoever (collectively, “Liens”), except as set forth in Section 3.03 of the Company Disclosure Schedule.

Section 3.04 Authority Relative to this Agreement.
The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement by the holders of not less than a two-thirds majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the NHBCA and the Company Charter and the Company By-Laws (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary (under the Company Charter and the Company By-Laws, the NHBCA, other applicable law or otherwise) to approve this Agreement and the Merger. The Board of Directors of the Company (the “Company Board”) has adopted this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquirer and Acquisition Subsidiary, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
Section 3.05 No Conflict; Required Filings and Consents.
(a) Section 3.05(a) of the Company Disclosure Schedule sets forth a list of all contracts, agreements, arrangements or understandings, whether or not in writing, to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound as of the date hereof (i) that are required to be filed as “material contracts” with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”); (ii) under which, to the Knowledge of the Company, the consequences of a default, nonrenewal or termination would have a Company Material Adverse Effect; or (iii) pursuant to which payments might be required or acceleration of benefits may occur upon a change of control of the Company or the Company Subsidiaries (collectively, along with the Related Party Contracts, the “Material Contracts”). In addition, Section 3.05(a) of the Company Disclosure Schedule sets forth a list (and if any of the same is not in writing, a fair summary thereof) of all contracts, agreements, arrangements or understandings, whether or not in writing, between the Company or any Company Subsidiary on the one hand, and the Company or any other Company Subsidiary on the other hand (collectively the “Related Party Contracts”). Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice, or, To the Knowledge of the Company, any oral or other communication, reasonably indicating the intent of any Person to terminate any Material Contract.

(b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter or the Company By-Laws or any Subsidiary Document, (ii) conflict with or violate any law, rule or regulation, whether federal, state, local or foreign (collectively, “Laws”), or any order, judgment or decree, whether federal, state, local or foreign (collectively, “Orders”), applicable to the Company or any of the Company Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) to the Knowledge of the Company, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in a modification of any right or benefit under, or impair the Company’s or any of the Company Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any right of termination, amendment, acceleration or cancellation of, or repayment, repurchase or increased payment under, any Material Contract, or result in the creation of a Lien on any of the properties or assets of the Company or any of the Company Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or its or any of their respective properties is bound or affected, except in the case of (ii) or (iii) only for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect and subject to obtaining or making the Company Required Consents (as defined below). Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, there is no default or state of facts which with notice or lapse of time or both would constitute a default on the part of the Company or any of the Company Subsidiaries (excluding Pennichuck Water Services Corporation) or To the Knowledge of the Company on the part of any other party under a Material Contract, and the Company has not received or given notice of any default or claimed default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party under a Material Contract.
(c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any national, federal, state or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, domestic or foreign (each a “Governmental Entity,” and, collectively, “Governmental Entities”), except for (i) applicable requirements of the Exchange Act, (ii) the filing and recordation of appropriate merger or other documents as required by the NHBCA, (iii) Laws, Orders and practices of any state public utility control or public service commissions or similar state regulatory bodies (“PUCs”), each of which is set forth in Section 3.05(c) of the Company Disclosure Schedule, (iv) Laws, Orders and practices of any state or local departments of public health or departments of health or similar state or local regulatory bodies or of any federal, state or local regulatory body having jurisdiction over environmental protection or environmental conservation or similar matters

(“Environmental Agencies”), each of which is identified in Section 3.05(c) of the Company Disclosure Schedule, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise have, individually or in the aggregate, a Company Material Adverse Effect. Consents, approvals, permits, Orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (i) through (iv) are hereinafter referred to as “Company Required Consents.” The parties hereto agree that references in this Agreement to “obtaining” Company Required Consents means obtaining such consents, approvals or authorizations, making such registrations, declarations or filings, giving such notices, and having such waiting periods expire as are necessary to avoid a violation of Law or an Order.
Section 3.06 Compliance; Permits.
(a) Neither the Company nor any of the Company Subsidiaries is in conflict with, or in default or violation of (i) any Law or Order applicable to the Company or any of the Company Subsidiaries or by which its or any of their respective properties is bound or affected (excluding for purposes of this Section 3.06(a) Environmental Laws), (ii) any rule or requirement of any self-regulatory body to which the Company or any of the Company Subsidiaries is subject, or (iii) to the Knowledge of the Company, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or its or any of their respective properties is bound or affected, except in each case for any such conflicts, defaults or violations which, individually or in the aggregate, would not have a Company Material Adverse Effect. Without limiting the generality of the foregoing, as of the Effective Time, (i) the Company and the Company Subsidiaries shall be in compliance in all material respects with the applicable provisions of the Occupational and Safety Health Act of 1970, as amended, and the regulations promulgated thereunder, and (ii) none of the Company or any of the Company Subsidiaries shall have been advised of any fact or circumstance or set of facts or circumstances which would cause the Company or any of the Company Subsidiaries to fail to be in material compliance with such provisions.
(b) The Company and the Company Subsidiaries hold all permits, licenses, easements, franchises, land rights, variances, exemptions, consents, certificates, orders and approvals from Governmental Entities that are necessary to the operation of the business of the Company and the Company Subsidiaries as it is now being conducted (collectively, the “Company Permits”), except where the failure to have such Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits except, in each case, where the failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) All filings required to be made by the Company or any of the Company Subsidiaries since December 31, 2009 under any applicable Laws or Orders relating to the regulation of public utilities have been filed with the appropriate PUC or Environmental Agency or any other appropriate Governmental Entity (including, without limitation, to the extent required, the state public utility regulatory agencies in New Hampshire), as the case may be, including all forms, statements, reports and agreements and all documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate Laws or Orders, except for such filings or such failures to comply that would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.07 SEC Filings; Financial Statements.
(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and each other form, report and document filed or to be filed by it under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act with the Securities and Exchange Commission (“SEC”) subsequent to December 31, 2009 and prior to the Closing Date (collectively, the “Filed Company SEC Reports”) (i) was prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act including the applicable forms thereunder, as the case may be, and (ii) did not at the time it was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any form, report or other document with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.
(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Filed Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position, the results of operations and the cash flows of the Company and the Company Subsidiaries as of the respective dates thereof or for the respective periods set forth therein, except that the unaudited interim financial statements included therein were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The books and records of the Company and each Company Subsidiary accurately reflect in all material respects the assets, liabilities, financial condition and results of operations of the Company or such Company Subsidiary and have been maintained in all material respects in conformity with GAAP. Except as disclosed in Section 3.07(b) of the Company Disclosure Schedule with respect to meetings since December 31, 2009 for which minutes have not been approved, the minute books and other similar records of the Company and each Company Subsidiary contain complete and accurate records, in all material respects, of all votes taken since December 31, 1999 at any meeting of the shareholders or directors of such entity and of all written consents executed since December 31, 1999 in lieu of such meetings, in each case as required to be so reflected, recorded or taken under applicable Law.

(c) Section 3.07(c) of the Company Disclosure Schedule sets forth a list of all registration statements and prospectuses which the Company maintains effective under the Securities Act. No such registration statement or prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(d) Except as disclosed in the Filed Company SEC Reports, neither the Company nor any Company Subsidiaries has entered into any transaction with any director, officer or other affiliate of the Company or any Company Subsidiary or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.
(e) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Filed Company SEC Reports, and the Company has made available to Acquirer a summary of any disclosure made by the Company’s management to the Company’s auditors and the audit committee of the Company Board referred to in such certifications. (For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act of 2002.)
(f) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) (the “Company’s Internal Control System”) sufficient to provide reasonable assurance to the Company and the Company Board (i) that the Company maintains records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets in all material respects, (ii) that transactions of the Company and the Company Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures of the Company and the Company Subsidiaries are executed only in accordance with authorizations of management and the Company Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has evaluated the effectiveness of the Company’s Internal Control System and, to the extent required by applicable Law, presented in any applicable Filed Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the Company’s Internal Control System as of the end of the period covered by such report or amendment based on such evaluation. To the extent required by applicable Law, the Company has disclosed, in any applicable Filed Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto, any change in the Company’s Internal Control System that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s Internal Control System. The Company has disclosed, based on the most recent evaluation of the Company’s Internal Control System, to the Company’s auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses, if any, in the design or operation of the Company’s Internal Control System that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Control System.

Section 3.08 Absence of Certain Changes or Events.
Except as set forth in the Filed Company SEC Reports and except as set forth in Section 3.08 of the Company Disclosure Schedule, since December 31, 2009:
(a) there has not been any Company Material Adverse Effect, and To the Knowledge of the Company, no fact or condition exists that will, or is reasonably likely to, cause a Company Material Adverse Effect;
(b) the Company and the Company Subsidiaries have carried on their respective businesses in the ordinary and usual course substantially consistent with past practices;
(c) neither the Company nor any of the Company Subsidiaries has declared, paid or set apart any sum or property for any dividend or other distribution, or paid or transferred any funds or property to any equity holder of the Company or any Company Subsidiary, or, directly or indirectly, acquired any of its capital stock;
(d) neither the Company nor any of its Subsidiaries has increased the wages, salaries, compensation, pensions or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of December 31, 2009 (which amounts have been previously disclosed to Acquirer), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay or paid any bonus, other than year-end bonuses for 2009 as listed in Section 3.08 of the Company Disclosure Schedule;
(e) neither the Company nor any of the Company Subsidiaries has suffered any strike, work stoppage, slowdown or other labor disturbance;
(f) there has not been any material change in any of the accounting methods, principles or practices of the Company or any of the Company Subsidiaries, or a material change (other than normal recurring depreciation) in the value at which assets were carried on the December Company Balance Sheet (as defined in Section 3.09); and
(g) neither the Company nor any Company Subsidiary has received any written notice, or, To the Knowledge of the Company, any oral or other communication reasonably indicating the intention of any Person to terminate any material agreement with the Company or any Company Subsidiary, or any written notice, or, To the Knowledge of the Company, any oral or other communication reasonably indicating, from any material customer or material supplier of the Company or any Company Subsidiary, that it intends to cease doing business with, materially change the price or other terms on which business is transacted with, or materially reduce the volume of business transacted with, the Company or any Company Subsidiary.

Section 3.09 No Undisclosed Liabilities.
Neither the Company nor any of the Company Subsidiaries has any liability or obligation of any nature whatsoever (whether known, unknown, absolute, accrued, contingent or otherwise) except liabilities (a) adequately provided for in the Company’s audited balance sheet (including any related notes thereto) as of December 31, 2009 (the “December Company Balance Sheet”), (b) incurred on or before December 31, 2009 in the ordinary course of business and not required under GAAP to be reflected on the December Company Balance Sheet, (c) incurred since December 31, 2009 in the ordinary course of business substantially consistent with past practice, (d) incurred in connection with this Agreement, (e) disclosed in the Filed Company SEC Reports or Section 3.09 of the Company Disclosure Schedule, or (f) which would not individually or in the aggregate have a Company Material Adverse Effect.
Section 3.10 Absence of Litigation.
Except for claims, actions, suits, proceedings or investigations that would not, individually or in the aggregate, have a Company Material Adverse Effect, and except as otherwise specified in Section 3.10 of the Company Disclosure Statement, there are no other claims, actions, suits, proceedings or investigations pending before any Governmental Entity or, To the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, or any properties or rights of the Company or any of the Company Subsidiaries by any Person. Neither the Company nor any of the Company Subsidiaries is subject to any outstanding Order that could reasonably be expected to result in a Company Material Adverse Effect or that could reasonably be expected to prevent or delay the Company in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement.
Section 3.11 Employee Benefit Plans; Employment Agreements.
(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a list, with respect to the Company and the Company Subsidiaries, of the following plans, agreements or arrangements (collectively the “Company Employee Plans”): (i) all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained or contributed to by the Company or the Company Subsidiaries on behalf of employees and intended to qualify under Section 401(a) of the Internal Revenue Code of 1986 as amended (the “Code”); (ii) all employee welfare plans (as defined in Section 3(1) of ERISA) maintained or contributed to by the Company or the Company Subsidiaries on behalf of employees; (iii) all other stock option or stock purchase arrangements with employees not set forth in Section 3.03 of the Company Disclosure Schedule; (iv) all other employment, executive compensation, consulting or severance agreements, written or otherwise, between the Company or any of the Company Subsidiaries and any individual who is an employee of or consultant to the Company or any of the Company Subsidiaries where the aggregate amount of expense during the last fiscal year or the aggregate amount of payments in any future one year period exceeds $25,000; and (v) all other pension, excess benefit, bonus, incentive or deferred compensation arrangements with employees. There have been made available to Acquirer copies of (i) each such written Company Employee Plan, (ii) the most recent annual report on Form 5500, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA.

(b) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, (i) none of the Company Employee Plans provides retiree medical or life insurance benefits to any former employee of the Company or a Company Subsidiary (other than post-employment benefits provided in accordance with the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable state law), and none of the Company Employee Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA; (ii) all Company Employee Plans are in material compliance with the applicable requirements prescribed by ERISA and the Code, and the Company and the Company Subsidiaries have performed all material obligations required to be performed by them under each of the Company Employee Plans; (iii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (the “IRS”) or the time within which an application for such a determination with respect to any such plan may be filed has not expired; (iv) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (v) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vi) neither the Company nor any Company Subsidiary has incurred, and neither the Company nor any Company Subsidiary reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course); (vii) there is no pending or, To the Knowledge of the Company or any Company Subsidiary, threatened litigation, administrative action or proceeding relating to any Company Employee Plan (other than claims for benefits in the ordinary course of business) that can reasonably be expected to give rise to any material liability to the Company or any Company Subsidiary or to affect adversely the tax-qualified status of any Company Employee Plan; and (viii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not increase the amount of, accelerate the time of payment of, or the vesting of compensation (including, by way of clarification and not limitation, any severance or displacement pay) payable to any employee under any Company Employee Plan.
(c) Attached to Section 3.11(c) of the Company Disclosure Schedule are true and complete copies of the Company’s 1995 Stock Option Plan, the 2000 Stock Option Plan that has been amended and restated as the 2009 Equity Incentive Plan (together, the “Company Stock Option Plans”), including the form of option certificates, grant agreements and other documents related to such Company Stock Option Plans. Section 3.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each individual who holds any Company Stock Option as of the date hereof, together with the number of shares of Company Common Stock subject to such Company Stock Option, the option price of such Company Stock Option (to the extent determined as of the date hereof), the vesting Schedule of such Company Stock Option, whether such Company Stock Option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code and the expiration date of such option.

(d) Section 3.11(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all employment agreements by and between the Company or any of the Company Subsidiaries and their employees and officers; (ii) each agreement with a consultant who is an individual, natural person obligating the Company or any of the Company Subsidiaries to make annual cash payments in an amount exceeding $50,000; and (iii) all plans, programs, agreements and other arrangements of the Company or any of the Company Subsidiaries with or relating to its employees which contain change of control or similar provisions.
Section 3.12 Employment and Labor Matters.
(a) There are no controversies pending or, To the Knowledge of the Company, threatened, between the Company or any of the Company Subsidiaries and any labor organization and/or any of their respective employees or any representative of any portion of their employees, which controversies could, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Company Subsidiaries, except for the Labor Contract (as defined in Section 3.05(a) of the Company Disclosure Schedule). The Company’s and the Company Subsidiaries’ unionized employees comprise a single bargaining unit for purposes of applicable labor laws. The Labor Contract is a valid collective bargaining agreement covering the Company’s and the Company Subsidiaries’ bargaining unit. Neither the Company nor any of the Company Subsidiaries has breached any provision of the Labor Contract which breach has a Company Material Adverse Effect. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any employees other than those covered by the Labor Contract; and, To the Knowledge of the Company, there are no pending strikes or lockouts, or any material slowdowns, work stoppages, or threats thereof, by or with respect to any employees of the Company or any of the Company Subsidiaries that would have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Neither the Company nor any of the Company Subsidiaries has violated, in a manner that would reasonably be expected to have a Company Material Adverse Effect, any provision of Law or Order regarding the terms and conditions of employment of employees, former employees, or prospective employees or other labor related matters, including without limitation, Laws, Orders and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees. Neither the Company nor any of the Company Subsidiaries has reduced its workforce in such a way as to trigger the requirement to give notice under the Federal Worker Adjustment and Retraining Notification Act, and/or the New Hampshire Worker Adjustment and Retraining Notification Act NH RSA Chapter 275-F.

(c) The Company has reached agreement with the labor organization party to the Labor Contract, and has established for all employees who are part of the bargaining unit under the Labor Contract, an agreement that, To the Knowledge of the Company, is binding with respect to severance benefits described on Section 3.12 of the Company Disclosure Schedule and any other effects on any employee resulting from the Merger and the other transactions contemplated by this Agreement. The Company has provided to the Acquirer a copy of such agreement, and Section 3.12(c) of the Company Disclosure Schedule sets forth an accounting, which is accurate in all material respects, of the cost of all severance payments payable thereunder.
Section 3.13 Title to Property.
Except for Liens set forth in Section 3.13 of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries have good and marketable title to all of their properties and assets, free and clear of all Liens, except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, all leases pursuant to which the Company or any of the Company Subsidiaries leases from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms and there is not, To the Knowledge of the Company, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.14 Real and Personal Property.
Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect:
(a) The Company and the Company Subsidiaries own or have sufficient rights and consents to use under existing franchises, leases, easements and license agreements all real property (including all buildings, fixtures and other improvements thereto) necessary for the conduct of their businesses and operations as currently conducted; and all such property is in good condition and repair and is suitable in all material respects for the purpose for which it is now being used in the conduct of the businesses of the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, To the Knowledge of the Company, neither it nor any of the Company Subsidiaries has any material capital improvements, capital expenditures or alterations to any of their respective real properties or facilities required by applicable health and safety, water quality or other Laws except as set forth on Section 3.14(a) of the Company Disclosure Schedule. To the Knowledge of the Company, the description of capital improvement programs by the Regulated Company Subsidiaries set forth in their respective filings with the New Hampshire Public Utilities Commission (“NHPUC”) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) To the Knowledge of the Company, all personal property that is owned by the Company or any of the Company Subsidiaries or used by any of them in the conduct of the businesses of the Company and the Company Subsidiaries is in good working condition, subject to normal wear and tear, and is suitable in all material respects for the purposes for which it is now being used in the conduct of the businesses of the Company and the Company Subsidiaries.
Section 3.15 Water Quality.
The water supplied by the Company and the Company Subsidiaries to their respective customers complies with all applicable standards for quality, quantity and safety of water imposed by applicable Laws and Orders, except where lack of compliance with such standards would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.16 Regulation as a Utility.
The Company Subsidiaries set forth in Section 3.16 of the Company Disclosure Schedule (“Regulated Company Subsidiaries”) are regulated as public utilities in New Hampshire only. Neither the Company nor any Company Subsidiary or any affiliate of the Company is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. Except as set forth in Section 3.16 of the Company Disclosure Schedule, all assets which are included in the rate base calculations of the Regulated Company Subsidiaries are “used and useful” within the meaning of NH RSA Chapter 378:28, and no assets of the Company or any of the Regulated Company Subsidiaries have been disallowed in any ratemaking procedure before the NHPUC.
Section 3.17 Taxes.
(a) For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

(b) The Company and the Company Subsidiaries have timely filed all Tax Returns required to be filed by them, except for any Tax Returns as to which the failure to file, individually or in the aggregate, would not have a Company Material Adverse Effect. To the Knowledge of the Company, all such filed Tax Returns are complete and correct in all material respects. The Company and the Company Subsidiaries have paid and discharged all Taxes shown as due on such Tax Returns in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and except as may be determined to be owed upon completion of any Tax Return not yet filed based upon an extension of time to file, and there are no other Taxes that would have a Company Material Adverse Effect if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required. All tax reserves that the Company is maintaining are set forth on Section 3.17(b) of the Company Disclosure Schedule. There are no Tax Liens on any assets of the Company or any Company Subsidiary thereof and neither the Company nor any of the Company Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the December Company Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP. Except as set forth on Section 3.17(b) of the Company Disclosure Schedule neither the Company nor any Company Subsidiary: (i) has any unamortized adjustments attributable to a change in accounting method under Section 481 of the Code; (ii) has liability for the Taxes of any other entity or person under Treasury Regulation Section 1.1502-6 as a transferee or successor, by contract or otherwise; (iii) has ever been included in a consolidated or combined Tax Return (other than a consolidated group the common parent of which is the Company); or (iv) is currently under examination or audit by any Tax authority or has been notified that it will be under examination or audit.
Section 3.18 Environmental Matters.
Except in all cases as have not had and would not, individually or in the aggregate, have a Company Material Adverse Effect, To the Knowledge of the Company, the Company and each of the Company Subsidiaries: (i) have given all notifications and obtained all applicable permits, licenses and other authorizations (collectively, the “Environmental Permits”) that are required to be given or obtained under all applicable federal, state or local Laws or any regulation, code, plan, Order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of human health and the environment, including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, wastes or hazardous or toxic materials or substances (including petroleum or its fractions, asbestos or polychlorinated biphenyls) into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, wastes or hazardous or toxic materials or substances (“Environmental Laws”) by the Company or the Company Subsidiaries (or their respective agents), which Environmental Permits are in full force and effect; (ii) are in compliance with all terms and conditions of such Environmental Permits; (iii) are in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iv) as of the date hereof, are not aware of nor have received written notice, or, To the Knowledge of the Company, have received any oral or other notice, of any past or present violations of Environmental Laws or Environmental Permits or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Permits or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of the Company Subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant, waste or hazardous or toxic material or substance; and (v) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or the Company Subsidiaries (or any of their respective agents) thereunder. Reflected in Section 3.18 of the Company Disclosure Schedule is a complete list of all Environmental Permits currently held by the Company or any Company Subsidiary. The Company and the Company Subsidiaries have delivered or otherwise made available to Acquirer complete and correct copies of all reports, studies or analyses currently in the possession of Company and/or the Company Subsidiaries or prepared since December 31, 1999 for the Company or any Company Subsidiary pertaining to pollutants, contaminants, wastes or hazards or toxic materials or substances (including petroleum and its fractions, asbestos, and polychlorinated biphenyls) in, or, beneath or adjacent to any property currently or formerly owned, operated or controlled by Company or any Company Subsidiary. All such reports, studies or analyses are listed in Section 3.18 of the Company Disclosure Schedule.
Section 3.19 Intellectual Property.
The Company or the Company Subsidiaries owns, leases or licenses all Company Intellectual Property Rights necessary to conduct the business of the Company, except where the failure to own, lease or license such rights would not have a Company Material Adverse Effect. Except for such claims, infringements and misappropriations that would not have a Company Material Adverse Effect, (i) there has been no claim made against the Company or any of the Company Subsidiaries asserting the invalidity, misuse or unenforceability of any Company Intellectual Property Rights, (ii) the Company is not aware of any infringement or misappropriation of any Company Intellectual Property Rights, and (iii) To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has infringed or misappropriated any intellectual property rights of any other entity. As used herein, “Company Intellectual Property Rights” means any trademark, servicemark, registration therefor or application for registration therefor, trade name, invention, patent, patent application, trade secret, know-how, copyright, copyright registration, application for copyright registration, or any other similar type of proprietary intellectual property, in each case owned, leased or licensed and used or held for use by the Company or any of the Company Subsidiaries.
Section 3.20 Insurance.
Section 3.20 of the Company Disclosure Schedule sets forth a list, with respect to the Company and the Company Subsidiaries, of all material insurance policies and contracts in effect as of the date of this Agreement. All property, automobile liability, workers compensation, employer’s liability, fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by the Company or any of the Company Subsidiaries are, To the Knowledge of the Company, with reputable insurance carriers, provide, To the Knowledge of the Company, full and adequate coverage from all normal risks incident to the business of the Company and the Company Subsidiaries and their respective properties and assets, except as would not, individually or in the aggregate, have a Material Adverse Effect. Neither Company nor any Company Subsidiary has received any notice of cancellation or termination with respect to any insurance policy, and each of the Company and each Company Subsidiary has fulfilled all of its material obligations under each insurance policy, including the timely payment of premiums.

Section 3.21 Brokers.
No broker, finder or investment banker (other than Boenning & Scattergood, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has heretofore furnished to Acquirer a complete and correct copy of all agreements between the Company and Boenning & Scattergood, Inc. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.
Section 3.22 Rights Agreement.
The Company Board has taken all action necessary so that the execution of this Agreement, the announcement and the consummation of the Merger and the other transactions contemplated by this Agreement will not cause the preferred share purchase rights (the “Rights”), as such term is defined in that certain Rights Agreement dated as of April 20, 2000, as such Rights Agreement has been amended from time to time, between the Company and American Stock Transfer & Trust Company LLC, as Rights Agent (the “Company Rights Agreement”), to become exercisable or result in either Acquirer or Acquisition Subsidiary or any of their affiliates being considered as an “Acquiring Person” or the occurrence of a “Distribution Date” or a “Shares Acquisition Date” (as such terms are defined in the Company Rights Agreement). The Company has provided Acquirer with copies of its resolutions and other documents by which it has taken action under this Section 3.22.
Section 3.23 Capital Budget.
Attached to Section 3.23 of the Company Disclosure Schedule is a true and complete copy of the Company’s 2010 budget for any pending capital project of the Company or any Company Subsidiary as of June 30, 2010. To the Knowledge of the Company, except as set forth on Section 3.23 of the Company Disclosure Schedule, such projects are proceeding on-schedule and on-budget, and to the Knowledge of the Company it has no dispute with any contractor performing work on the projects, cost overrun, labor stoppage, refusal to proceed, breach, default or any other deviation or development which would reasonably be expected to have a Company Material Adverse Effect.
Section 3.24 Stock Purchase Plan.
Attached to Section 3.24 of the Company Disclosure Schedule is a true and complete copy of the Company’s Dividend Reinvestment and Common Stock Purchase Plan dated April 14, 2009, as amended, or approved by the Company’s Board of Directors to be amended, through the date of this Agreement (the “Company Stock Purchase Plan”). The Company Board has taken all actions necessary under the Company Stock Purchase Plan to suspend the purchase of shares of Company Common Stock thereunder, effective as of 12:01 A.M. on the business day next following the Effective Date.

Section 3.25 Information Supplied.
None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting (as defined in Section 6.05(b)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Acquirer or Acquisition Subsidiary for inclusion or incorporation by reference therein.
Section 3.26 Authorized Powers.
Section 3.26 of the Company Disclosure Schedule lists all bank accounts and safe deposit boxes maintained by the Company and each Company Subsidiary and the names of persons having signature authority with respect thereto or access thereto.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF ACQUIRER
Acquirer represents and warrants to the Company that:
Section 4.01 Authority; Execution and Delivery; Enforceability.
(a) Subject to Section 8.01, Acquirer has all requisite municipal power and authority to execute and deliver this Agreement and, upon satisfaction of the conditions to Closing set forth in Article VII, to consummate the transactions contemplated hereby. The execution and delivery by Acquirer of this Agreement have been duly authorized by all necessary municipal action on the part of Acquirer, including, without limitation, the vote by a minimum of ten (10) members of the Acquirer Governing Body authorizing the execution of this Agreement by the Acquirer as described in that certain letter from Acquirer’s Corporation Counsel to the Company Board dated as of the date hereof. Acquirer has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by the Company, and subject to Section 8.01, this Agreement will constitute a legal, valid and binding obligation of Acquirer, enforceable against Acquirer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) Acquisition Subsidiary by the Effective Time, will have the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Acquisition Subsidiary by the Effective Time will have been duly authorized by its board of directors. This Agreement will by the Effective Time be duly and validly executed and delivered by Acquisition Subsidiary and constitute a valid and binding agreement of Acquisition Subsidiary, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
Section 4.02 No Conflicts; Consents.
The execution and delivery by Acquirer of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of Acquirer or Acquisition Subsidiary under, any provision of (i) any statute, rule, regulation or Law of the State of New Hampshire, (ii) with respect to Acquisition Subsidiary, the articles of incorporation, by-laws or other organization documents of Acquisition Subsidiary, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which Acquirer or Acquisition Subsidiary is a party or by which any of its respective properties or assets is bound, other than any such items that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse impact on Acquirer or Acquisition Subsidiary.
Section 4.03 Information Supplied.
None of the information supplied or to be supplied by Acquirer or Acquisition Subsidiary for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.04 Brokers.
No broker, investment banker, financial advisor or other Person (other than C.W. Downer & Co.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Acquirer or Acquisition Subsidiary.

ARTICLE V.
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.01 Conduct of Business.
(a) Except for matters set forth in Section 5.01 of the Company Disclosure Schedule, matters expressly agreed to in writing by Acquirer and matters otherwise expressly permitted by this Agreement, from the date of this Agreement to the earlier to occur of the date of the termination of this Agreement in accordance with Article VIII or the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct the business of the Company and the Company Subsidiaries in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees, and maintain its existing relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing and except for matters set forth in Section 5.01(a) of the Company Disclosure Schedule, the Company shall, and shall cause each of the Company Subsidiaries to, observe the following covenants and take the following actions except with the prior written consent of Acquirer, which consent will be given or denied within a reasonable time after any written request for such consent:
(i) make all required filings and use all commercially reasonable efforts to pursue any rate case filed by any of the Regulated Company Subsidiaries and pending with the NHPUC as of the date of this Agreement, and keep the Acquirer reasonably apprised of the status of any such case; it being agreed and acknowledged that the Company will notify the Acquirer prior to taking any position in any such case which is inconsistent with any prior position taken in such case;
(ii) file any additional rate cases as the Company, in its reasonable discretion, considers appropriate; provided that Acquirer shall have been notified of the same at least fifteen (15) business days prior to such filing;
(iii) maintain inventories of supplies, materials and other consumables (including spare parts for machinery and equipment and water treatment chemicals) used in the operations of the Company and the Company Subsidiaries in the ordinary course of business and at levels substantially consistent with recent past practice;
(iv) make all prepayments in the ordinary course of business at levels substantially consistent with recent past practice;
(v) pay or accrue, in accordance with GAAP, all Taxes;
(vi) maintain customer deposits in the normal course of business and at levels substantially consistent with recent past practice;
(vii) notify the Acquirer prior to renewing any insurance;
(viii) maintain accounts for contributions in aid of construction (“CIAC”) in the normal course of business and refrain from entering into any new CIAC agreements without prior notice to Acquirer;
(ix) maintain all machinery and equipment (including automobiles) in the normal course of business substantially consistent with recent past practice;
(x) replace all filter media in the normal course of business substantially consistent with recent past practice and in accordance with the requirements of the manufacturer of the relevant treatment equipment;

(xi) maintain all information technology licenses in the normal course of business substantially consistent with recent past practice;
(xii) dispose of any and all pollutants, contaminants, waste or hazardous or toxic materials or substances in accordance with all applicable Environmental Laws; and
(xiii) continue the suspension as of the date of this Agreement of the issuance of shares of Company Common Stock under the Company Stock Purchase Plan as provided in Section 3.25 of this Agreement.
(b) In addition, except for matters set forth in Section 5.01(b) of the Company Disclosure Schedule, matters expressly agreed to in writing by Acquirer and matters otherwise expressly permitted by this Agreement, from the date of this Agreement to the earlier to occur of the date of the termination of this Agreement in accordance with Article VIII or the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Acquirer which consent will be given or denied in the sole reasonable discretion of Acquirer within a reasonable time after any written request for such consent:
(i) (A) except for regular quarterly dividends in an amount per share equal to no more than the most recent dividend per share of Company Common Stock paid prior to the date of this Agreement, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock (and associated rights under the Company Rights Agreement) upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with the provisions of Section 2.01(e), in the numbers and to those persons set forth in the Company Disclosure Schedule;
(iii) amend its articles of incorporation, by-laws, limited liability company agreement or other comparable charter or organizational documents;

(iv) except as substantially consistent with the Company’s practice since December 31, 2007, and except for purchases of property, plant, equipment, inventory and supplies in the ordinary course of business substantially consistent with such past practice, acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole, or (C) any water system;
(v) except as disclosed in Section 5.01(b)(v) of the Company Disclosure Schedule, (A) grant to any current or former director or executive officer of the Company or any Company Subsidiary any material increase in compensation, except in the ordinary course of business and generally consistent with past practices, (B) grant to any current or former director or executive officer of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Reports, (C) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such director or executive officer or enter into or amend any other transaction that would be or is subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K, (D) establish, adopt, enter into or amend in any material respect the Labor Contract or any other collective bargaining agreement, (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under the Labor Contract or any other collective bargaining agreement, or (F) forgive any indebtedness of any employee of the Company or any Company Subsidiary in excess of $25,000 in the aggregate;
(vi) make any change that, individually or in the aggregate, is material to the Company’s information systems or any accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company and the Company Subsidiaries except insofar as may have been required by a change in GAAP;
(vii) except as set forth in Section 5.01(b)(vii) of the Company Disclosure Schedule, sell, lease (as lessor), license or otherwise dispose of, or subject to any Lien, any real estate or other properties or assets, except (A) sales or dispositions of obsolete or worthless assets or (B) sales of assets where the total price paid by one or more purchasers in a single transaction is less than $50,000 or a series of related transactions is less than $150,000;
(viii) except as set forth in Section 5.01(b)(viii) of the Company Disclosure Schedule and except as specified in Section 5.01(b)(iv), (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of any Person, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, (C) guarantee any debt securities of any Person, or (D) make any loans to, or investments in, any Person, other than loans to or investments in the Company or any direct or indirect wholly-owned Subsidiary of the Company;

(ix) except for the total amount of the Company’s capital budget identified in Section 3.24 of the Company’s Disclosure Schedule, and except for the total estimated 2011 capital budget disclosed by the Company in its 2009 Form 10-K, and except as set forth in Section 5.01(b)(ix) of the Company Disclosure Schedule, make or agree to make new capital expenditures that are in excess of or will exceed $300,000 in any three-month period;
(x) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business substantially consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Reports or incurred in the ordinary course of business substantially consistent with past practice (provided that with respect thereto Acquirer consent shall not be unreasonably withheld), (B) cancel any indebtedness owed to it in excess of $50,000 individually or in the aggregate or waive any claims or rights of substantial value, or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;
(xi) enter into, renew, extend, amend, modify, waive any material provision of, or terminate any lease or similar commitment, in any case providing for payments in excess of $100,000 over the term of such lease or commitment (or until the date on which such lease or commitment may be terminated by the Company or any Company Subsidiary without penalty);
(xii) except as required by their terms, enter into, terminate or breach in any material respect (or take or fail to take any action, that, with or without notice or lapse of time or both, would become a material breach) or materially amend any Material Contract, other than as set forth in Section 5.01(b)(xii) of the Company Disclosure Schedule;
(xiii) except with respect to the eminent domain dispute between the Company and Acquirer, commence any litigation or arbitration other than in accordance with past practice or settle any other litigation or arbitration for money damages or other relief in excess of $100,000, or if as part of such settlement the Company or any Company Subsidiary would agree to any restrictions on its operations, or which relates to this Agreement or the transactions contemplated hereby;
(xiv) elect or appoint any director or officer of the Company or any Company Subsidiary, except as necessary to replace in the ordinary course of business any director or officer who ceases to be a director or officer of the Company or any Company Subsidiary;
(xv) take any action that would reasonably be expected to result in the inability to satisfy the conditions to closing set forth in Section 7.02;

(xvi) except as set forth in Section 5.01(b)(xvi) of the Company Disclosure Schedule, liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction of the Company and/or any Subsidiary;
(xvii) make any material election with respect to Taxes (in the ordinary course of business substantially consistent with recent past practice) or settle or compromise any material Tax liability or refund;
(xviii) invest funds in debt securities or other investments maturing more than 60 days after the date of investment, except as set forth in Section 5.01(b)(xviii) of the Company Disclosure Schedule; or
(xix) enter into any contract with respect to, or otherwise authorize, agree or commit to do any of the actions described in Section 5.01(b)(i)-(xviii).
(c) The Company shall use its reasonable best efforts to promptly advise Acquirer orally and in writing of any change or event of which the Company becomes aware that has or would reasonably be expected to have a Company Material Adverse Effect. No such notice shall be deemed effective for purposes of determining whether the conditions set forth in Section 7.02(a) are satisfied.
Section 5.02 No Solicitation.
(a) The Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes, or may reasonable be expected to constitute, a Company Alternative Proposal; (ii) enter into, maintain, participate in or continue any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, any proposal that constitutes, or may reasonably be expected to constitute, a Company Alternative Proposal, or in response to any inquiries or proposals that may reasonably be expected to lead to any Company Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.02; (iii) agree to, approve, endorse or recommend any Company Alternative Proposal; (iv) authorize or permit any of its or its Subsidiaries’ representatives to take any such action; or (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Company Alternative Proposal (except as contemplated by Section 8.02(h) and except for confidentiality agreements permitted under Section 5.02(b)). Subject to Section 5.02(b), the Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company shall, and shall use its reasonable best efforts to cause its and the Subsidiaries’ representatives to, (i) immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Company Alternative Proposal, (ii) with respect to third parties with whom discussions or negotiations have been terminated on or prior to the date of this Agreement, use its reasonable best efforts to obtain the return or the destruction of, in accordance with the terms of the applicable confidentiality agreement, confidential information previously furnished by the Company, its Subsidiaries or its or their Representatives, and (iii) cause any physical or virtual data room to no longer be accessible to or by any person other than Acquirer and its Affiliates.

(b) The Company will promptly notify Acquirer orally (and then in writing within 24 hours) after it or any of its Subsidiaries has received any proposal, inquiry, offer or request relating to or constituting a Company Alternative Proposal, any request for discussions or negotiations, or any request for information relating to the Company or the Subsidiaries in connection with a Company Alternative Proposal or a potential Company Alternative Proposal or for access to the properties or books and records thereof of which the Company or any of the Subsidiaries or any of their respective representatives is or become aware, or any amendments to the foregoing. Such notice to Acquirer shall indicate the identity of the person making such proposal and the terms and conditions of such proposal, if any. The Company shall also promptly provide Acquirer with (i) a copy of any written notice or other written communication from any person informing the Company or any of the Subsidiaries or their respective representatives that it is considering making, or has made a proposal regarding, a Company Alternative Proposal, (ii) a copy or any Company Alternative Proposal (or any amendment thereof) received by the Company or any of the Subsidiaries, and (iii) such other details of any such Company Alternative Proposal that Acquirer may reasonably request. Thereafter, the Company shall promptly (and in any event within 24 hours) keep Acquirer reasonably informed on a current basis of any change to the terms of any such Company Alternative Proposal. Notwithstanding the limitations set forth in Section 5.02(a) and subject to compliance with this Section 5.02(b), if the Company receives a Company Alternative Proposal (that did not arise or result from any breach of this Section 5.02) at any time prior to obtaining the Company Stockholder Approval (i) which constitutes a Company Superior Proposal, or (ii) which the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in clause (x), (y) or (z) below, in a Company Superior Proposal, the Company may take any or all of the following actions: (x) furnish nonpublic information to the third party (and any persons working in concert with such third party and to their respective potential financing sources and representatives) making any such Company Alternative Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement and shall contain a standstill provision substantially similar to the standstill provision in the Confidentiality Agreement to the extent such provisions remain in effect (it being agreed that such confidentiality agreement need not contain any particular standstill provision to the extent the Company irrevocably and simultaneously releases Acquirer from such corresponding standstill provision)); (y) engage in discussions or negotiations with the third party (and such other persons) with respect to the Company Alternative Proposal; and (z) release any third party from, or waive any provision of, a confidentiality or standstill provision to which it is a party if, in the case of this clause (z), the Company Board determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company’s stockholders.

(c) Except as expressly permitted by this Section 5.02, the Company Board shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Acquirer, the Company Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Alternative Proposal, or (iii) cause the Company or any Company Subsidiary to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Alternative Proposal (any event or action described in clause (i), (ii) or (iii), a “Company Change of Recommendation”).
(d) In response to the receipt of a Company Alternative Proposal (that did not arise or result from a breach of this Section 5.02) that has not been withdrawn, at any time prior to obtaining the Company Stockholder Approval, the Company Board may effect a Company Change of Recommendation but only if the Company Board has concluded in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that (x) such Company Alternative Proposal constitutes a Company Superior Proposal and (y) effecting a Company Change of Recommendation is required for the Company Board to comply with its fiduciary obligations to the Company and its stockholders under applicable Law. Nothing in this Agreement shall prohibit or restrict the Company Board, in circumstances not involving or relating to a Company Alternative Proposal, from amending, modifying or withdrawing the Company Recommendation to the extent that the Company Board determines in good faith (after consultation with outside legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company’s stockholders.
(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, if, in the good faith judgment of the Company Board, after consultation with its outside legal and financial advisors, such disclosure is required in order for the Company Board to comply with its fiduciary obligation, or is otherwise required, under applicable Law.
(f) As used in this Agreement, “Company Alternative Proposal” shall mean any unsolicited, bona fide, written proposal or any unsolicited bona fide, written offer made by any Person (other than a proposal or offer by Acquirer or any of its Affiliates) relating to: (i) any merger, amalgamation, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination transaction, or a “merger of equals,” in each case involving the Company; (ii) the acquisition by any Person or “group” of Persons, directly or indirectly, of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries; (iii) the acquisition by any Person or “group” of Persons of twenty percent (20%) or more of any class of equity securities of the Company; or (iv) any tender offer or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning twenty percent (20%) or more of any class of equity securities of the Company.
(g) As used in this Agreement “Company Superior Proposal,” shall mean a Company Alternative Proposal that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel and after taking into account relevant financial, legal, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, is more favorable to the Company and its stockholders than the Merger. For purposes of the definition of “Company Superior Proposal,” each reference to 20% in the definition of “Company Alternative Proposal” shall be replaced with “50%.”

(h) Notwithstanding anything to the contrary contained herein, the Company may not terminate this Agreement pursuant to Section 8.02(h) unless and until: (x) the Company has promptly (and in any event, within twenty-four (24) hours) provided a written notice to Acquirer (a “Superior Proposal Notice”) advising Acquirer that the Company has received a Company Alternative Proposal and specifying the information required by Section 5.02(b) and including written notice of the determination of the Company Board that the Company Alternative Proposal constitutes a Company Superior Proposal; (y) the Company has provided Acquirer with an opportunity, for a period of five (5) business days from the date of delivery to Acquirer of the Superior Proposal Notice (the “Notice Period”), to amend (the “Right to Match”) the terms and conditions of this Agreement and the Merger, including an increase in, or modification of, the Merger Consideration (any such proposed transaction, a “Revised Transaction”), such that the Company Superior Proposal no longer constitutes a Company Superior Proposal; and (z)(1) during such Notice Period, the Company and its representatives negotiate in good faith with Acquirer and its representatives with respect to such Revised Transaction and (2) at the end of such Notice Period, the Company Board, has determined that the Company Superior Proposal continues to be a Company Superior Proposal notwithstanding the Revised Transaction and taking into account all amendments and proposed changes made thereto during the Notice Period.
Section 5.03 Company Stock Option Plans.
The Company shall take all action necessary to implement the measures set forth in Section 2.01(e) with respect to the Company Stock Option Plans.
ARTICLE VI.
ADDITIONAL AGREEMENTS
Section 6.01 Rights Agreement.
The Company Board shall take all action reasonably requested in writing by Acquirer in order to render the Company Rights Agreement inapplicable to the transactions contemplated hereby. Except as approved in writing by Acquirer, the Company Board shall not (i) amend the Company Rights Agreement, (ii) redeem the Rights, or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement, in each case that would adversely affect the ability of Acquirer or Acquisition Subsidiary to effect the Merger on the terms set forth in this Agreement. The Parties acknowledge and agree that an amendment to the Company Rights Agreement solely to extend the term of the Company Rights Agreement in accordance with its terms would not adversely affect the ability of the Acquirer or Acquisition Subsidiary to effect the Merger.
Section 6.02 Eminent Domain Agreement.
The parties acknowledge that they have agreed to resolve and settle the eminent domain dispute pursuant to the Settlement Agreement.

Section 6.03 Acquirer Governing Body Ratification Vote; Financing.
(a) Acquirer shall take all steps necessary to duly call, give notice of, convene and hold a meeting of the Acquirer Governing Body for the purpose of taking action by an affirmative vote of not less than ten (10) members of the Acquirer Governing Body (i) to approve and ratify, pursuant to NH RSA 38:13 the issuance of bonds and notes necessary to defray the costs to be incurred by Acquirer to consummate the Merger pursuant to this Agreement (if so approved and ratified, the “Acquirer Ratification Vote”), and (ii) to make the findings required by the Special Legislative Authority (if so made, the “Acquirer Special Findings Vote”).
(b) After both the Acquirer Ratification Vote and the Acquirer Special Findings Vote are obtained, Acquirer shall use commercially reasonable best efforts to obtain the financing contemplated by the Acquirer Ratification Vote (the “Financing”). Acquirer shall prepare necessary documentation reasonably required to effect the Financing, including any official statements (provided that the Company and its counsel shall be given reasonable opportunity to review and comment on any such official statements prior to their finalization).
(c) Acquirer shall notify the Company promptly of the receipt of any information concluding that there is a substantial reason to believe that the Financing contemplated by the Acquirer Ratification Vote cannot be obtained.
Section 6.04 Regulatory Matters.
(a) The parties hereto shall cooperate with each other and use their commercial best efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger). Acquirer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Acquirer or the Company, as the case may be, or any of their respective Subsidiaries, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby. For purposes of this Section 6.04(a), “Governmental Entity” shall not include the Acquirer Governing Body.
(b) Acquirer and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Acquirer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c) Acquirer and the Company shall promptly furnish each other with copies of written communications received by Acquirer or the Company, as the case may be, or any of their respective Subsidiaries or Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby. For purposes of this Section 6.04(c), “Governmental Entity” shall not include the Acquirer Governing Body.
(d) For the avoidance of doubt, the parties shall cooperate with each other and use their commercial best efforts to prepare promptly a petition with the NHPUC to obtain as promptly as practicable all approvals of the NHPUC which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and further, the parties intend that such petition to the NHPUC shall reflect the intent of Acquirer as of the Effective Time (i) to operate, conduct and manage the businesses of the Regulated Company Subsidiaries as “public utilities” within the meaning of NHRSA Chapter 362 in the ordinary course consistent in all material respects with prior regulatory status and operating practice of each of the Regulated Company Subsidiaries, and (ii) to include in the rate base of the Regulated Company Subsidiaries an acquisition premium to be recovered through rates with a return that, together with other components of the rates of the Regulated Company Subsidiaries, will be sufficient to enable Acquirer to satisfy all operating and debt service costs of the Regulated Company Subsidiaries and Acquirer’s obligations under the Financing.
Section 6.05 Preparation of Proxy Statement; Stockholders Meeting.
(a) The Company shall, at such time after both the Acquirer Ratification Vote and the Acquirer Special Findings Vote are obtained as the Company shall determine in its reasonable discretion, prepare and file with the SEC a proxy statement relating to the approval of the Merger at the Company Stockholders Meeting, meeting the requirements of SEC Schedule 14A (the “Proxy Statement”), in preliminary form (provided that Acquirer and its counsel shall be given reasonable opportunity to review and comment on the Proxy Statement prior to its filing with the SEC), and each of the Company and Acquirer and Acquisition Subsidiary shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Acquirer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Acquirer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.

(b) The Company shall, at such time after the Acquirer Ratification Vote and the Acquirer Special Findings Vote are obtained as the Company shall determine in its reasonable discretion, take all action necessary in accordance with the NHBCA and the Company Charter and the Company By-Laws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the date of this Agreement, and subject to the last sentence of this Section 6.05(b), for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”) and, subject to Section 5.02(c) or (d), shall include in the Proxy Statement the recommendations of its Board of Directors that its stockholders approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”). Subject to Section 5.02, the Company will use its commercially reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger. Neither the commencement, disclosure, announcement or submission to the Company of any Company Alternative Proposal (whether or not a Company Superior Proposal), nor any furnishing of information, discussions or negotiations with respect thereto, nor any decision or action by the Company Board to effect a Company Change of Recommendation shall give the Company any right to delay, defer or adjourn the Company Stockholders Meeting. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to the extent reasonably necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or to permit the dissemination of information which is material to stockholders voting at the Company Stockholders Meeting, or, if as of the time the Company Stockholders Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or for the adoption and approval of this Agreement and the approval of the Merger.
Section 6.06 Access to Information; Confidentiality.
(a) Subject to Section 6.06(b) below, the Company shall, and shall cause each Company Subsidiary to, afford to Acquirer, and to Acquirer’s officers, accountants, counsel, financial advisors, underwriters, financing sources, subcontractors and other representatives, upon reasonable notice by Acquirer to any of the Company’s executive officers, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Acquirer such information concerning its business, properties, assets, customers, consultants and personnel as Acquirer may reasonably request; provided, however, that (i) direct access to personnel below the executive officer level shall be provided as reasonably determined by one or more of the executive officers of the Company, and (ii) the Company may withhold the documents and information described in Section 6.06 of the Company Disclosure Schedule to the extent required to comply with the terms of a confidentiality agreement with a third party in effect on the date of this Agreement; provided further, that the Company shall use reasonable efforts to obtain, as promptly as practicable, any consent from such third party required to permit the Company to furnish such documents and information to Acquirer. Subject to Section 6.06(b) below, the Company hereby consents, and shall cause each Company Subsidiary to consent, to Acquirer’s and Acquirer’s officers, accountants, counsel, financial advisors, underwriters, financing sources, subcontractors and other representatives contacting and conducting discussions, in a reasonable fashion, with wholesale (but not retail) customers of the Company and each Company Subsidiary and will, upon reasonable notice from Acquirer to an executive officer of the Company, request such customers to cooperate during normal business hours during the period prior to the Effective Time with any reasonable requests made by or on behalf of Acquirer.

(b) Acquirer and the Company are parties to that certain Confidentiality Agreement, dated of even date herewith, a copy of which is attached to this Agreement as Exhibit D (the “Confidentiality Agreement”). Acquirer and the Company shall comply with the terms of such Confidentiality Agreement.
Section 6.07 Reasonable Efforts; Notification.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including without limitation (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from any and all Governmental Entities, and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 5.02 or 8.02. In connection with and without limiting the foregoing, the Company and the Company Board shall, at the request of Acquirer: (i) take all action within its power reasonably requested by Acquirer as necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby; and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, take all action within its power reasonably requested by Acquirer as necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the transactions contemplated hereby.
(b) The Company shall give prompt notice to Acquirer, and Acquirer and Acquisition Subsidiary shall give prompt notice to the Company, of (i) any representation or warranty made by it becoming untrue or inaccurate in any material respect (without giving duplicative effect to any materiality qualifier), or (ii) the failure by it to comply with or satisfy in any material respect (without giving duplicative effect to any materiality qualifier) any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement unless specifically agreed in writing to the contrary.
(c) For purposes of this Section 6.07, “Governmental Entity” shall not include the Acquirer Governing Body.

Section 6.08 Company Employee Plans.
(a) Following the Effective Time, Acquirer shall cause the Surviving Corporation to honor and perform, pursuant to their terms, all obligations of the Company under each and every Company Employee Plan, provided, however, that nothing contained herein shall limit any reserved right in any Company Employee Plan to amend, modify, suspend, revoke or terminate any such plan as to non-vested benefits.
(b) Acquirer hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the employment agreements listed in Section 6.08(b) of the Company Disclosure Schedule will occur at or prior to the Effective Time (as applicable). Section 6.08(b) of the Company Disclosure Schedule lists all payments that are or could be due to any employee of the Company or any Company Subsidiary upon the occurrence of a “change in control” (or similar phrase) under the specific terms and conditions of each of the employment agreements listed in Section 6.08(b) of the Company Disclosure Schedule.
Section 6.09 Indemnification; D&O Insurance, etc.
(a) Acquirer shall, to the fullest extent permitted by Law but subject to all applicable conduct requirements, cause the Surviving Corporation (from and after the Effective Time) to honor all the Company’s obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current and former directors and officers of the Company and the Company Subsidiaries against all losses, claims, damages or liabilities arising out of or incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, bought or filed based upon alleged acts or omissions by any such directors and officers occurring prior to the Effective Time (including without limitation any alleged act or omission in connection with the Financing) to the maximum extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-Laws, the NHBCA, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-Laws, the NHBCA and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, provided that, in the event that any claim for indemnification is asserted or made within the applicable statute of limitations period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. In the event a current or former director or officer of the Company or any of the Company Subsidiaries is entitled to indemnification under this Section 6.09(a), such director or officer shall be entitled to reimbursement from the Company (prior to the Effective Time) or the Surviving Corporation (from and after the Effective Time) for reasonable attorney fees and expenses incurred by such director or officer in pursuing such indemnification, including payment of such fees and expenses by the Surviving Corporation or the Company, as applicable, in advance of the final disposition of such action upon receipt of an undertaking by such current or former director or officer to repay such payment if it shall be adjudicated that such current or former director or officer was not entitled to such payment. The indemnity agreements of Acquirer and the Surviving Corporation in this Section 6.09(a) shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by any present or former director, officer or employee of the Company or any Company Subsidiary.

(b) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies or purchase a “tail policy,” in either case, of at least the same coverage and amounts containing terms and conditions and from carriers with comparable credit ratings which are no less advantageous to the insureds with respect to claims arising from facts or events, actions or omissions on or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one policy year more than 200% of the annual premium payable by the Company for such insurance for the year ending December 31, 2009 (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.09(b) it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. The Company may in lieu of the foregoing insurance coverage purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.
(c) Subject to Section 6.09(d), the provisions that are set forth in Article V, Sections 1–7 of the Surviving Corporation’s By-Laws, and Article XII of the Surviving Corporation’s Articles of Incorporation shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees or other agents of the Company.
(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and the continuing or surviving entity does not assume the obligations of the Surviving Corporation set forth in this Section 6.09, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume, as a matter of Law or otherwise, the obligations set forth in this Section 6.09.

Section 6.10 Public Announcements.
Acquirer and Acquisition Subsidiary, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon any press release or other public statements with respect to the transactions contemplated hereby prior to the issuance of any such press release or any such public statement, except that a party may, without providing the other party the opportunity to review and comment upon any press release or other public statements, issue such press release or make such public statement as the party may determine, in good faith after consultation with counsel, is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, if such party has used reasonable best efforts to consult with the other party.
Section 6.11 Stockholder Litigation.
The Company shall give Acquirer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement or the transactions contemplated hereby; provided, however, that Acquirer shall have the right to prevent the Company from entering into any such settlement without Acquirer’s consent, which consent shall not be unreasonably withheld or delayed, if Acquirer agrees to indemnify the Company and each director of the Company for the amount of its, his or her liability, if any, arising from the underlying claim, net of any insurance proceeds actually received by such Person, that is in excess of the amount for which such Person would have been liable under such settlement.
Section 6.12 Resignation of Directors.
At the Closing, the Company shall deliver to Acquirer evidence reasonably satisfactory to Acquirer of the resignation of all directors of the Company and, as specified by the Acquirer, all directors of each Subsidiary of the Company, in each case effective as of the Effective Time.
Section 6.13 Assignment of Agreement by Acquirer.
City, in its sole discretion, may assign its rights, interests and obligations under this Agreement to a board or other municipal instrumentality duly established by the Acquirer Governing Body. Upon assignment by City to such a board pursuant to this Section 6.13, such board shall be treated as the Acquirer for all purposes under this Agreement. Any assignment pursuant to this Section 6.13 shall be with recourse to City, as assignor.
Section 6.14 Acquisition Subsidiary.
Acquirer shall (a) cause the organization of Acquisition Subsidiary, (b) cause Acquisition Subsidiary to execute a copy of this Agreement and deliver such executed copy to each of Acquirer and the Company and (c) cause Acquisition Subsidiary to take all necessary action to complete the Merger and the other transactions contemplated hereby subject to the terms and agreements hereof.

Section 6.15 No Inconsistent Actions.
Prior to the Effective Time, no party will enter into any transaction or make any agreement or commitment, and will use its reasonable best efforts not to permit any event to occur, that could reasonably be anticipated to result in (i) a denial of any of the Requisite Regulatory Approvals or (ii) the imposition of any term, condition, obligation or restriction described in Section 7.02(d).
Section 6.16 Financial and Other Statements.
(a) As soon as reasonably available, but in no event later than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement, the Company will deliver to Acquirer the Company’s Quarterly Report on Form 10-Q as filed with the SEC under the Exchange Act. As soon as reasonably available, but in no event later than ninety (90) days after the end of each fiscal year ending after the date of this Agreement, the Company will deliver to Acquirer the Company’s Annual Report on Form 10-K as filed with the SEC under the Exchange Act. For all purposes under this Agreement and for all times after the date of this Agreement, “Filed Company SEC Reports” shall include all reports provided by the Company to Acquirer under this Section 6.16(a).
(b) As soon as practicable, the Company shall furnish to Acquirer copies of all financial statements and reports as the Company shall send to its stockholders, which financial statements shall (i) fairly present in all material respects (subject, in the case of any unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders’ equity and the consolidated financial position of the Company and the Company Subsidiaries for the respective periods or as of the respective dates stated therein, (ii) comply in all material respects with applicable accounting requirements and with the published rules of the SEC with respect thereto and (iii) be prepared in accordance with GAAP. For all purposes under this Agreement and for all times after the date of this Agreement, “Filed Company SEC Reports” shall include all reports provided by the Company to Acquirer under this Section 6.16(b).
(c) Promptly upon receipt thereof, the Company will furnish to Acquirer copies of all internal control reports submitted to the Company or any of the Company Subsidiaries by independent accountants in connection with each annual, interim or special audit of the books of the Company or any of the Company Subsidiaries made by such accountants.
(d) With reasonable promptness, the Company will furnish to Acquirer such additional financial data as Acquirer may reasonably request.
Section 6.17 1033 Election by Shareholders and Stock Option Holders.
Acquirer and the Company hereby acknowledge that this Agreement, together with the Settlement Agreement, represents a comprehensive settlement of the eminent domain dispute between the parties in lieu of the threatened taking of substantially all the Company’s assets by the Acquirer by means of eminent domain. The Company may, in its sole discretion, include information in the Proxy Statement regarding the application of Section 1033 of the Internal Revenue Code, or any other section of the Internal Revenue Code, to the transactions contemplated by this Agreement.

Section 6.18 Pennichuck Water Services Corporation Contracts.
The Company shall take all action necessary so that at the Effective Time there shall be no default or state of facts which with notice or lapse of time or both would constitute a material default on the part of Pennichuck Water Services Corporation under any significant contract to which PWSC is a party. If at the Effective Time (a) there shall be a material default or state of facts which with notice or lapse of time or both would constitute a material default on the part of Pennichuck Water Services Corporation under any significant contract and which would result in a Company Material Adverse Effect, and (b) Acquirer determines that such default constitutes a violation of the covenant made in this Section 6.18 and that Acquirer shall terminate this Agreement, then this Agreement shall be terminated pursuant to Section 8.02(d); provided, however, that in the event of such a termination, pursuant to Section 8.03(b)(i) all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring or required to incur such expenses, and the Company shall not be required to pay Acquirer any penalty amounts, liquidated damages and/or any other damages of any kind as the result of such termination.
Section 6.19 Environmental Confirmation.
As soon as practicable following the Effective Date and prior to the Acquirer Ratification Vote, the Company shall collect and analyze several samples from the stockpile of soil, rock and asphalt located at 31 Will Street, Nashua, New Hampshire to test solely for the presence of asbestos and PCBs. The Company shall furnish to Acquirer copies of the results of such testing. If such testing indicates that such stockpile complies with applicable EPA and NHDES standards for the reuse of road spoils containing PCBs and asbestos (the “Reuse Standards”), then no further action will be required by the Company with respect to such stockpile, and the Company shall be deemed to have satisfied the representation set forth in Section 3.18 with respect to such stockpile as long as the Company continues to manage and maintain such stockpile consistent with past practice. If such testing indicates levels of PCBs and/or asbestos above the Reuse Standards, the Company shall remove such stockpile and then collect and analyze several samples from the ground beneath the removed stockpile to test solely for the presence of asbestos and PCBs in the soil beneath such stockpile. The Company shall furnish to Acquirer copies of the results of such ground sampling tests prior to the Acquirer Ratification Vote. If such testing indicates that the soil beneath the removed stockpile complies with applicable EPA and NHDES standards for soil samples containing PCBs and asbestos (“Soil Standards”), then no further action will be required by the Company with respect to such soil, and the Company shall be deemed to have satisfied the representation set forth in Section 3.18 with respect to the soil and any replacement stockpile as long as the Company continues to manage and maintain such stockpile and soil consistent with past practice. If the testing shows levels of PCBs and/or asbestos above the Soil Standards, the Company shall prepare a comprehensive plan for remediating the soil beneath the removed stockpile pursuant to applicable Soil Standards (the “Remediation Plan”) and present it to the Acquirer prior to the Acquirer Ratification Vote. Prior to the date of the Acquirer Ratification Vote, Acquirer shall notify the

Company whether Acquirer has determined that (a) the Remediation Plan is satisfactory to Acquirer, or (b) the events indicated by such testing and the Remediation Plan constitute a violation of the representation set forth in Section 3.18 with the result that Acquirer shall terminate this Agreement. If Acquirer notifies the Company that the Remediation Plan is satisfactory to Acquirer, then the Company shall be deemed to have satisfied the representation set forth in Section 3.18 with respect to the soil and any replacement stockpile as long as the Company completes remediation in accordance with the Remediation Plan prior to the Effective Time and continues to manage and maintain such stockpile consistent with past practice. If Acquirer determines that the events indicated by such testing and the Remediation Plan constitute a violation of the representation set forth in Section 3.18, then the Acquirer shall have the right to terminate this Agreement pursuant to Section 8.02(d); provided, however, that in the event of such a termination, pursuant to Section 8.03(b)(i) all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring or required to incur such expenses, and the Company shall not be required to pay Acquirer any penalty amounts, liquidated damages and/or damages of any kind as the result of such termination.
ARTICLE VII.
CONDITIONS PRECEDENT
Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger.
The respective obligations of each party to effect the Merger is subject to the satisfaction or express written waiver on or prior to the Closing Date of the following conditions:
(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) Acquirer Governing Body Approval. The Acquirer Governing Body shall have obtained both the Acquirer Ratification Vote and the Acquirer Special Findings Vote.
(c) Requisite Regulatory Approvals. All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all applicable statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”). For purposes of this Agreement, the term “Requisite Regulatory Approvals” means, to the extent deemed necessary by Acquirer: (i) a final nonappealable order or orders of the NHPUC approving or authorizing or waiving jurisdiction with respect to the Merger and granting any other necessary approvals with respect to the Financing and the other transactions contemplated by this Agreement; and (ii) any other material governmental approvals or orders reasonably deemed necessary by Acquirer to be necessary under applicable law.
(d) No Injunctions or Restraints. No statute, rule, regulation, executive Order, decree, temporary restraining Order, preliminary or permanent injunction or other Order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition (other than the lack of the Requisite Regulatory Approvals) preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any such injunction or other Order that may be entered.

Section 7.02 Conditions Precedent to Acquirer’s and Acquisition Subsidiary’s Obligations.
Acquirer and Acquisition Subsidiary shall be obligated to effect the Merger only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by Acquirer:
(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties in Sections 3.03, 3.23, and the last sentence of 3.26) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any qualification “To the Knowledge of the Company” or any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations or warranties to be so true and correct, individually or in the aggregate, results or would result in a Company Material Adverse Effect. The representations and warranties in Sections 3.03, 3.23, and the last sentence of 3.26 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as though made again at and as of the Closing Date (other than immaterial numerical inaccuracies in Section 3.03). Acquirer shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.
(b) Performance of Obligations of Company. The Company shall have performed in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable obligation) all obligations required to be performed by it under Articles V and VI of this Agreement at or prior to the Effective Time; and Acquirer shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.
(c) No Company Material Adverse Effect. There shall not have occurred any change in the business, assets, prospects, financial condition or results of operations of the Company or any of the Company Subsidiaries that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) No Burdensome Condition. None of the Requisite Regulatory Approvals shall have imposed any term, condition, obligation or restriction upon Acquirer, Acquisition Subsidiary, the Company or any of their respective Subsidiaries that Acquirer reasonably determines would, individually or in the aggregate (i) be expected to have a Company Material Adverse Effect, or (ii) so fundamentally and materially adversely affect the economic benefits to Acquirer of the transactions contemplated by this Agreement, taken as a whole, as to render inadvisable the consummation of the Merger (a “Burdensome Condition”). Without limiting the generality of the foregoing, the term “Burdensome Condition” shall include, but not be limited to, any order or orders of the NHPUC approving the Merger and the other transactions contemplated by this Agreement that does not, or do not, approve an aggregate acquisition premium to be reflected in the accounts of the Regulated Company Subsidiaries and included in their respective rate bases to be recovered through rates with a return in a manner that, together with other components of the rates of the Regulated Company Subsidiaries, will be sufficient to enable Acquirer to satisfy all of the operating and debt service costs of the Regulated Company Subsidiaries and Acquirer’s obligations under the Financing, as such operating and debt service costs and Financing obligations are mutually agreed to by the parties and reflected in the petition filed with the NHPUC for approval of the Merger and the transactions contemplated by this Agreement. If the NHPUC issues a final and nonappealable order or orders approving the Merger and providing any other necessary approvals with respect to the transactions contemplated by this Agreement and Acquirer determines that such order or orders include a term or provision that is a Burdensome Condition, Acquirer shall provide written notice of such determination to the Company within 90 days after the date on which such order or orders shall have become final and nonappealable (a “Burdensome Condition Notice”). Acquirer shall be deemed to have waived this Section 7.02(d) if Acquirer shall have failed to provide a Burdensome Condition Notice within 90 days after the date on which such order or orders shall have become final and nonappealable.
(e) Financing. Acquirer shall have made financing arrangements to provide the funds required to satisfy the cash payment obligations of Acquirer under this Agreement on terms that Acquirer reasonably determines are acceptable to Acquirer; provided, however, that Acquirer shall be deemed to have waived this Section 7.02(e) if, at the end of the 90-day period beginning on the date on which all of the conditions precedent set forth in Article VII except this Section 7.02(e) shall have been satisfied, Acquirer reasonably could have obtained debt financing having the following terms and conditions: (i) general obligations of the City; (ii) a total principal amount of $160,000,000; (iii) repayment of principal over a term of 30 years with a level payment structure; (iv) subject to optional redemption at par by the City at any time ten years after issuance; (v) a true interest cost of no greater than 6.50%; and (vi) interest on the obligations includable in gross income for federal income tax purposes. Notwithstanding the foregoing, Acquirer shall be deemed to have waived this Section 7.02(e) if Acquirer shall have failed to use its commercial best efforts to obtain such financing arrangements within 90 days after the date on which all of the conditions precedent set forth in Article VII except this Section 7.02(e) shall have been satisfied.
(f) Dissenters. The holders of no greater than fifteen percent (15%) of the Company Common Stock shall have exercised statutory rights under the Dissenters’ Rights Provisions and shall not have waived or abandoned those rights as of the Closing.

Section 7.03 Conditions to Obligation of Company.
Company shall be obligated to effect the Merger only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by Company:
(a) Representations and Warranties. The representations and warranties of Acquirer and Acquisition Subsidiary set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any qualification “To the Knowledge of the Acquirer” or any exception in such representations and warranties relating to materiality, a material adverse impact on Acquirer, and instead, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations or warranties to be so true and correct, individually or in the aggregate, have or would have a material adverse impact on Acquirer. The Company shall have received a certificate signed on behalf of the Acquirer by a duly authorized official of the Acquirer to such effect.
(b) Performance of Obligations of Acquirer and Acquisition Subsidiary. Acquirer and Acquisition Subsidiary shall each have performed in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable obligation) all obligations required to be performed by them under Article VI of this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Acquirer by a duly authorized official of the Acquirer to the foregoing effect.
(c) Joinder by Acquisition Subsidiary. Acquisition Subsidiary shall have approved and executed this Agreement.
ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER
Section 8.01 Ratification Required.
This Agreement shall not constitute a valid and binding obligation of Acquirer or Acquisition Subsidiary, and shall not be enforceable against Acquirer or Acquisition Subsidiary, until such time as the Acquirer Governing Body shall have obtained the Acquirer Ratification Vote and the Acquirer Special Findings Vote.
Section 8.02 Termination.
This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after receipt of Company Stockholder Approval:
(a) by mutual written consent of Acquirer and the Company;

(b) by either Acquirer or the Company upon written notice to the other party (i) forty-five (45) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the forty-five- (45-) day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.02(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable Order enjoining or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement;
(c) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the Acquirer has failed to obtain the Financing necessary for Closing the Merger as specified in this Agreement within 90 days after the date on which all of the conditions precedent set forth in Article VII except Section 7.02(e) are satisfied or waived;
(d) by either Acquirer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, obligation or other agreement contained herein) if there shall have been a material breach of any of the representations, warranties, covenants, obligations or other agreements set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to Closing;
(e) by either Acquirer or the Company if the Effective Time shall not have occurred prior to December 31, 2011, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(f) by either Acquirer or the Company if the Acquirer Governing Body shall not have obtained the Acquirer Ratification Vote and the Acquirer Special Findings Vote within 90 days after the Effective Date of this Agreement;
(g) by either Acquirer or the Company if the Company Stockholders Meeting (after any permitted postponements or adjournments thereof) shall have been concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;
(h) by the Company, at any time prior to obtaining the Company Stockholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Company Superior Proposal (a “Superior Proposal Agreement”), if the Company has complied with its obligations under Section 5.02(h); provided, that any such purported termination by the Company pursuant to this Section 8.02(h) shall be void and of no force or effect unless the Company concurrently with such termination pays to Acquirer the Acquirer Termination Fee in accordance with Section 8.03(c); and

(i) by either Acquirer or the Company if the Acquirer shall have provided the Company with a Burdensome Condition Notice as specified in Section 7.02(d).
Section 8.03 Effect of Termination; Expenses and Liquidated Damages.
(a) Effect of Termination. In the event of the termination of this Agreement by the Company or Acquirer as provided in Section 8.02, this Agreement shall forthwith become void and have no effect except that (i) Sections 6.06, 6.09, 8.03 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of fraud or a knowing and intentional breach of any provision of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity. For the avoidance of doubt, Acquirer and the Company hereby acknowledge and agree that in the event of a breach of this Agreement arising out of fraud, or a knowing and intentional breach of any provision of this Agreement, the aggrieved party may either (i) seek all rights and remedies that may be available at law or in equity, or (ii) terminate this Agreement and claim liquidated damages in accordance with Section 8.03(b), but may not pursue both legal action and claim liquidated damages.
(b) Expenses and Liquidated Damages.
(i) Except as set forth in this Section 8.03(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such expenses.
(ii) Subject to Section 6.18 and Section 6.19, if Acquirer terminates this Agreement pursuant to Section 8.02(d), then the Company shall pay Acquirer $1,500,000 as liquidated damages related to entering into this Agreement and consummating the transactions contemplated by this Agreement.
(iii) If the Company terminates this Agreement pursuant to Section 8.02(d), then Acquirer shall pay the Company $1,500,000 as liquidated damages related to entering into this Agreement and consummating the transactions contemplated by this Agreement.
(iv) If Acquirer terminates this Agreement pursuant to Section 8.02(g), then the Company shall be liable to Acquirer for $250,000 as liquidated damages related to entering into this Agreement and consummating the transactions contemplated by this Agreement.

(v) The parties acknowledge and agree that the agreements contained in this Section 8.03(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties hereto further acknowledges that any payment by one party to the other pursuant to any of the provisions of this Section 8.03(b) is not a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Acquirer or the Company, as the case may be, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance of this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. For the avoidance of doubt, the payment by one party to the other pursuant to any of the provisions of this Section 8.03(b) shall be the exclusive remedy available for termination of this Agreement pursuant to the subsections indicated in this Section 8.03(b).
(c) Acquirer Termination Fee. To induce Acquirer to enter into this Agreement and to reimburse Acquirer for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, pursuant to the provisions of this Section 8.03(c) the Company will make a cash payment to Acquirer (by wire transfer of immediately available funds to an account designated by Acquirer) of FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000) (the “Acquirer Termination Fee”), less any amount(s) paid by Company to Acquirer under Section 8.03(b), it being understood by the parties that in no event shall Acquirer be entitled to receive under Sections 8.03(a), 8.03(b) and 8.03(c) an amount exceeding the Acquirer Termination Fee, in the event of one or more of the following occurrences:
(i) the Company has terminated this Agreement pursuant to Section 8.02(h); or
(ii) (A) after the date of this Agreement, any bona fide Company Alternative Proposal, with each reference to “20%” in the definition thereof replaced with “50%”, (hereinafter a “Superior Company Alternative Proposal”) shall have been publicly announced and not withdrawn prior to the Company Stockholders Meeting and this Agreement is terminated by Acquirer or the Company pursuant to Section 8.02(g), and (B) concurrently with or within twelve (12) months after such termination, any definitive agreement providing for a Superior Company Alternative Proposal shall have been entered into by the Company or a transaction contemplated by any Superior Company Alternative Proposal shall have been consummated; or
(iii) Acquirer has terminated this Agreement pursuant to Section 8.02(d) because a Company Change in Recommendation shall have occurred, and, at the time of the Company Change of Recommendation, a Superior Company Alternative Proposal had been made and not withdrawn; or
(iv) (A) Acquirer has terminated this Agreement pursuant to Section 8.02(d), and (B) the breach of the representation, warranty, covenant, obligation or agreement was caused by the willful conduct or gross negligence of the Company and, at the time of such breach, a bona fide Superior Company Alternative Proposal shall have been publicly announced and not withdrawn, and (C) concurrently with or within twelve (12) months after such termination, any definitive agreement providing for a Superior Company Alternative Proposal shall have been entered into by the Company with any Person other than Acquirer or an Affiliate of Acquirer or a transaction contemplated by any Superior Company Alternative Proposal shall have been consummated.

The Acquirer Termination Fee payable in accordance with this Section 8.03(c) shall constitute liquidated damages and shall be the sole remedy of Acquirer for termination of this Agreement under the circumstances described in this Section 8.03(c). The parties acknowledge and agree that the agreements contained in this Section 8.03(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties hereto further acknowledges that the payment of the Acquirer Termination Fee is not a penalty, but is liquidated damages in a reasonable amount that will compensate Acquirer, in the circumstances in which such Acquirer Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance of this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.
Section 8.04 Amendment.
This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Agreement may be so amended by the parties at any time before or after receipt of the Company Stockholder Approval, or before or after receipt of the approvals of the Acquirer Governing Body referred to in Section 7.01(b); provided, however, that after receipt of such Company Stockholder Approval, or such approvals of the Acquirer Governing Body, there shall be made no amendment that by Law requires further approval by the stockholders of the Company or the Acquirer Governing Body, respectively; and provided, further, that after this Agreement is approved by the Company’s stockholders, no such amendment or modification shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the Company’s stockholders hereunder, without the further approval of such stockholders.
Section 8.05 Extension; Waiver.
At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso in the second sentence of this Section 8.05, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Section 8.06 Procedure for Termination, Amendment, Extension or Waiver.
A termination of this Agreement, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section 8.05 shall, in order to be effective, require, in the case of Acquirer, action by the Acquirer Governing Body, or, in the case of Acquisition Subsidiary or the Company, action by its board of directors.

ARTICLE IX.
GENERAL PROVISIONS
Section 9.01 Nonsurvival of Representations and Warranties.
Except as provided in the last sentence of this Section 9.01, none of the representations, warranties and covenants in this Agreement (including any rights arising out of any breach of such representations, warranties and covenants) or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
Section 9.02 Notices.
All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) five days after mailing by certified mail, (ii) when delivered by hand, (iii) upon confirmation of receipt by telecopy, or (iv) one (1) business day after sending by reputable overnight delivery service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	If to Company:
Pennichuck Corporation
P.O. Box 1947
25 Manchester Street
Merrimack, NH 03054
Attn: Duane C. Montopoli
President and Chief Executive Officer
With a copy to:
General Counsel & Corporate Secretary
Pennichuck Corporation
P.O. Box 1947
25 Manchester Street
Merrimack, NH 03054
Attn: Roland E. Olivier, Esq.
And a copy (which shall not constitute notice) to:
Nutter, McClennen & Fish, LLP
World Trade Center West
155 Seaport Boulevard
Boston, MA 02210
Attn: Michael K. Krebs, Esq.

(b)	If to Acquirer or Acquisition Subsidiary:
Mayor Donnalee Lozeau
City of Nashua
229 Main Street
Nashua, NH 03060
With a copy to:
Office of Corporation Counsel
City of Nashua
229 Main Street
Nashua, NH 03060
Attn: James McNamee, Esq.
And a copy (which shall not constitute notice) to:
Rath, Young and Pignatelli, P.C.
One Capital Plaza
P.O. Box 1500
Concord, NH 03302
Attn: William F. J. Ardinger, Jr., Esq.
Section 9.03 Definitions.
For purposes of this Agreement:
“Acquirer Governing Body” means, with respect to the City, the Board of Aldermen of the City of Nashua.
An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition the term “control” (including the terms “controlled by” and “under common control with”) means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
A “business day” shall mean any calendar day which is not a Saturday, Sunday, federal holiday or bank holiday under the laws of the states of New York or New Hampshire.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has had a material adverse effect on the business, assets, financial condition, or past or future operations of the Company and the Company Subsidiaries, taken as a whole, but shall not include: (a) facts, circumstances, events or changes (i) generally affecting the industry in which the Company operates, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, (iv) reflecting or resulting from changes or proposed changes in Law (including rules and regulations) or interpretations thereof or GAAP, or (v) resulting from actions of the Company or any of the Company Subsidiaries which Acquirer has expressly requested in writing or to which Acquirer has expressly consented in writing; (b) any change in the price of the Company Common Stock on the NASDAQ stock exchange or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such change or failure may, to the extent applicable, be considered in determining whether there is a Company Material Adverse Effect); or (c) any facts, circumstances, events or changes resulting from the announcement or the existence of, or compliance (other than the obligation of the Company to comply with its obligations to operate in the ordinary course of business) with, this Agreement and the transactions contemplated hereby; provided, however, that this clause (c) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties relating to required consents, approvals, change in control provisions or similar rights of acceleration, termination, modification or waiver based upon the entering into of this Agreement and the consummation of the Merger. The existence of an inaccuracy, misstatement, deviation or nonconformity with respect to any representation, warranty, covenant or obligation which does not, taken individually, have a Company Material Adverse Effect shall nevertheless be taken into account and aggregated for purposes of determining whether a Company Material Adverse Effect results from another inaccuracy, misstatement, deviation or non-conformity or all inaccuracies, misstatements, deviations or nonconformities, taken collectively.
A “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, a majority of the equity interests of which) is owned directly or indirectly by such first Person.
“To the Knowledge” of any specified entity means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter; provided that such executive officer shall have made reasonable inquiry of the employees responsible for such matter in question; and provided, further, that if any executive officer does not make such reasonable inquiry, then such executive officer shall be deemed to have actual knowledge of those facts or matters that such executive officer would have had, had he or she made such inquiry.

Section 9.04 Definitions Cross Reference Table.
The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

“Acquirer”	Preamble
“Acquirer Termination Fee”	Section 8.03(c)
“Acquirer Governing Body”	Section 9.03
“Acquirer Ratification Vote”	Section 6.03(a)
“Acquirer Special Findings Vote”	Section 6.03(a)
“Acquisition Subsidiary”	Preamble
“Affiliate”	Section 9.03
“Agreement”	Preamble
“Approvals”	Section 3.01
“Articles of Merger”	Section 1.03
“Burdensome Condition”	Section 7.02(d)
“Burdensome Condition Notice”	Section 7.02(d)
“business day”	Section 9.03
“Certificates”	Section 2.02(b)
“CIAC”	Section 5.01(a)(viii)
“City”	Preamble
“Closing”	Section 1.02
“Closing Date”	Section 1.02
“Code”	Section 3.11(a)
“Company”	Preamble
“Company Alternative Proposal”	Section 5.02(f)
“Company Board”	Section 3.04
“Company By-Laws”	Section 3.02
“Company Charter”	Section 3.02
“Company Change of Recommendation”	Section 5.02(c)
“Company Common Stock”	Preamble
“Company Disclosure Schedule”	Article III
“Company Employee Plans”	Section 3.11(a)
“Company Intellectual Property Rights”	Section 3.19
“Company’s Internal Control System”	Section 3.07(f)
“Company Material Adverse Effect”	Section 9.03
“Company Permits”	Section 3.06(b)
“Company Recommendation”	Section 6.05(b)
“Company Required Consents”	Section 3.05(c)
“Company Rights Agreement”	Section 3.22
“Company Stock Option Plans”	Section 3.11(c)
“Company Stock Options”	Section 3.03
“Company Stock Purchase Plan”	Section 3.24
“Company Stockholder Approval”	Section 3.04
“Company Stockholders Meeting”	Section 6.05(b)
“Company Subsidiaries”	Section 3.01
“Company Superior Proposal”	Section 5.02(g)
“Confidentiality Agreement”	Section 6.06(b)
“December Company Balance Sheet”	Section 3.09
“Dissenters’ Rights Provisions”	Section 2.01(d)
“Dissenters’ Shares”	Section 2.01(d)
“Effective Date”	Preamble
“Effective Time”	Section 1.03

“Environmental Agencies”	Section 3.05(c)
“Environmental Laws”	Section 3.18
“Environmental Permits”	Section 3.18
“ERISA”	Section 3.11(a)
“Exchange Act”	Section 3.05(a)
“Exchange Fund”	Section 2.02(a)
“Filed Company SEC Reports”	Section 3.07(a)
“Financing”	Section 6.03(b)
“GAAP”	Section 3.07(b)
“Governmental Entity(ies)”	Section 3.05(c)
“IRS”	Section 3.11(b)
“Laws”	Section 3.05(b)
“Liens”	Section 3.03
“Material Contracts”	Section 3.05(a)
“Maximum Amount”	Section 6.09(b)
“Merger”	Preamble
“Merger Consideration”	Section 2.01(c)
“NHBCA”	Section 1.01
“NHPUC”	Section 3.14(a)
“NHRSA”	Preamble
“Notice Period”	Section 5.02(h)
“Orders”	Section 3.05(b)
“Paying Agent”	Section 2.02(a)
“Person”	Section 9.03
“Proxy Statement”	Section 6.05(a)
“PUCs”	Section 3.05(c)
“Regulated Company Subsidiaries”	Section 3.16
“Related Party Contracts”	Section 3.05(a)
“Remediation Plan”	Section 6.19
“Requisite Regulatory Approvals”	Section 7.01(c)
“Revised Transaction”	Section 5.02(h)
“Reuse Standards”	Section 6.19
“Rights”	Section 3.23
“Right to Match”	Section 5.02(h)
“SEC”	Section 3.07(a)
“Securities Act”	Section 3.07(a)
“Settlement Agreement”	Preamble
“Soil Standards”	Section 6.19
“Special Legislative Authority”	Preamble
“Subsidiary”	Section 9.03
“Subsidiary Documents”	Section 3.02
“Superior Company Alternative Proposal”	Section 8.03(c)(ii)
“Superior Proposal Agreement”	Section 8.02(i)
“Superior Proposal Notice”	Section 5.02(h)
“Surviving Corporation”	Section 1.01
“Tax” or “Taxes”	Section 3.17(a)
“Tax Returns”	Section 3.17(a)
“To the Knowledge”	Section 9.03

Section 9.05 Interpretation.
When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
Section 9.06 Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
Section 9.07 Counterparts; Facsimile Signatures.
This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Any signature on this Agreement or any related instrument or agreement that is delivered by facsimile or by electronic data file shall have the same effect as an original.
Section 9.08 Entire Agreement; No Third-Party Beneficiaries.
This Agreement, taken together with the Company Disclosure Schedule and the Settlement Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby, and (b) is not intended to confer upon any Person other than the parties any rights or remedies except for the provisions of Section 6.09 (which are intended to be for the benefit of the parties specified therein and may be enforced by such parties).
Section 9.09 Governing Law.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Hampshire, without giving effect to any law or principle which would refer enforcement to the law of any other jurisdiction.

Section 9.10 Assignment.
Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that (i) the City may assign its rights interests and agreements under this Agreement as provided in Section 6.13 and (ii) Acquisition Subsidiary may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Acquirer or to any direct or indirect wholly owned Subsidiary of Acquirer. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 9.11 Enforcement.
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New Hampshire state court or any Federal court located in the State of New Hampshire, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New Hampshire state court or any Federal court located in the State of New Hampshire in the event any dispute arises out of this Agreement or any transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transactions contemplated hereby in any court other than any New Hampshire state court or any Federal court sitting in the State of New Hampshire, and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transactions contemplated hereby.
Section 9.12 Consents.
Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Sections 8.05 and 8.06. Acquisition Subsidiary hereby agrees that any consent or waiver of compliance given by Acquirer hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

Section 9.13 Rules of Construction.
The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto acknowledge that certain matters set forth in the Company Disclosure Schedule are included for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth therein by the terms of this Agreement. The parties agree that disclosure of such matters shall not be taken as an admission by the Company that such disclosure is required to be made under the terms of any provision of this Agreement and in no event shall the disclosure of such matters be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement or to imply that such matters are or are not material and neither party shall use, in any dispute between the parties, the fact of any such disclosure as evidence of what is or is not material for purposes of this Agreement.
IN WITNESS WHEREOF, City and Company have caused this Agreement and Plan of Merger to be executed as an instrument under seal as of the date first written above by their respective officers thereunto duly authorized.

CITY OF NASHUA
By:	/s/ Donnalee Lozeau
	Name:	Donnalee Lozeau
	Title:	Mayor

PENNICHUCK CORPORATION
By:	/s/ Duane C. Montopoli
	Name:	Duane C. Montopoli
	Title:	President and Chief Executive Officer

EXHIBIT A TO MERGER AGREEMENT
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
PENNICHUCK CORPORATION
ARTICLE I — NAME
The name of the corporation is PENNICHUCK CORPORATION.
ARTICLE II – CAPITAL STOCK
The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 1000 shares of Common Stock with a par value of $0.01 per share. The acquisition, ownership and exercise of all of the rights of the capital stock of the Corporation by the City of Nashua, New Hampshire (the “City of Nashua”) are authorized pursuant to Chapter 347, Section 5 of the 2007 Laws of New Hampshire, as amended by Chapter 1, Section 118 of the 2010 Special Session Laws of New Hampshire (the “Special Legislative Authorization”).
ARTICLE III – REGISTERED AGENT AND ADDRESS
The name of the Corporation’s initial registered agent, and the address of the initial registered office of the Corporation is Paul R. Bergeron, City Clerk, 229 Main Street, Nashua, New Hampshire 03060.
ARTICLE IV – SECURITIES LAW STATEMENT
The capital stock of the Corporation will be sold or offered for sale within the meaning of the New Hampshire Uniform Securities Act (RSA 421-B).
ARTICLE V – PURPOSES AND POWERS
The Corporation is organized for the purposes of transacting any and all lawful business for which a corporation may be incorporated under the New Hampshire Business Corporation Act, and such purposes and powers shall be subject to the provisions of the Special Legislative Authorization.
ARTICLE VI – SOLE SHAREHOLDER
The sole holder of all of the outstanding shares of the capital stock of the Corporation shall be the City of Nashua (the “Sole Shareholder”), and all powers and rights of such shares of capital stock shall be exercised by the Sole Shareholder pursuant to the authority and provisions of the Special Legislative Authorization. The Sole Shareholder shall exercise such powers and rights pursuant to vote of the Board of Aldermen of the City of Nashua, considered and adopted in accordance with applicable law and the provisions of the City Charter.

ARTICLE VII – BY-LAWS
The procedures and policies for the internal governance of the Corporation shall be as set forth in the By-Laws of the Corporation, as amended and restated, from time to time.
ARTICLE VIII – BOARD OF DIRECTORS
The Sole Shareholder determines pursuant to the Special Legislative Authority that, subject to the Reserved Powers as set forth in Article VIII hereof, the construction, management, control and direction of the Corporation shall be vested in a Board of Directors (hereinafter, the “Board”). The composition of the Board and the election and appointment of members of the Board shall be in accordance with the By-Laws. The compensation (if any) of any member of the Board shall be determined, fixed and approved by the Sole Shareholder.
ARTICLE IX – RESERVED POWERS
The actions of the Board designated in this Article VIII are subject to powers reserved to the Sole Shareholder (each such action is referred to individually as a “Reserved Power” and collectively referred to as the “Reserved Powers”). Notwithstanding any other provision of these Articles or the By-Laws, no act shall be taken, sum expended, decision made or obligation incurred by the Corporation with respect to a matter within the scope of any of the Reserved Powers unless and until the same has been approved by the Sole Shareholder.
The Reserved Powers referred to in this Article VIII shall be the following:
(1)	any action to change to the name of the Corporation or to the name of any corporation, partnership, or limited liability company directly or indirectly wholly-owned by the Corporation (such entities are referred to herein as the “Subsidiaries”);

(2)	any action to amend to the By-Laws of the Corporation or any of the Subsidiaries;

(3)	any action to (A) create, incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of any person, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Corporation or any of its Subsidiaries, or (C) guarantee any debt securities of any person;

(4)	any action to authorize the Corporation or any of the Subsidiaries to merge or consolidated with or into, or acquire all or substantially all of the assets of, any corporation, partnership, limited liability company, or any other business entity or person;

(5)	any action to sell, lease, transfer or otherwise dispose of all or any substantial part of the assets (whether in a single transaction or series of transactions during any consecutive 12-month period) of the Corporation or any of the Subsidiaries other than in the ordinary course of the business of the Corporation or any of the Subsidiaries; and

(6)	any action to make any loan or advance to any person or purchase or otherwise acquire any capital stock, obligations or other securities of, or make any capital contribution to, or otherwise invest in, any person other than the Subsidiaries.
ARTICLE X – LIMITATION OF LIABILITY
A director or an officer of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 8.33 of the New Hampshire Business Corporation Act, or (iv) for any transaction from which the director derived any improper personal benefit. If the New Hampshire Business Corporation Act is amended after approval of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the New Hampshire Business Corporation Act, as so amended. Any repeal or modification of Article IX by the Sole Shareholder of the Corporation shall not adversely affect any right or protection of a director or an officer of the corporation existing at the time of such repeal or modification.
ARTICLE XI – AMENDMENT
These Articles of Incorporation may be amended only by action of the Sole Shareholder.

EXHIBIT B TO MERGER AGREEMENT
BY-LAWS
OF
PENNICHUCK CORPORATION
ARTICLE I
SOLE SHAREHOLDER
Section 1. City of Nashua, New Hampshire as Sole Shareholder. As set forth in the Articles of Incorporation of the Corporation, the sole holder of all of the outstanding shares of the capital stock of the Corporation shall be the City of Nashua, New Hampshire (the “Sole Shareholder”). All actions of the Sole Shareholder taken pursuant to these By-Laws shall comply with all requirements for such actions applicable to actions taken by the City of Nashua.
Section 2. Place of Meetings. All annual and special meetings of the Sole Shareholder shall be held at such places within the State of New Hampshire as the Board of Directors may designate.
Section 3. Annual Meetings. A meeting of the Sole Shareholder for the election of Directors and for the transaction of any other business of the Corporation shall be held annually, at such time and on such date as the Board of Directors may designate.
Section 4. Special Meetings. Special meetings of the Sole Shareholder for any purpose or purposes, unless otherwise prescribed by the laws of the State of New Hampshire, may be called at any time by the Chairman of the Board, the President or a majority of the Board of Directors and shall be called upon the written request of the Sole Shareholder. Such written request shall state the purpose or purposes of the meeting and shall be delivered at the principal office of the Corporation addressed to the Chairman of the Board, the President or the Secretary not less than fourteen days before the date of the meeting.
Section 5. Notice of Meetings. Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than five nor more than sixty days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman of the Board, the President, the Secretary or the officers or persons calling the meeting, to the Sole Shareholder. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Sole Shareholder at the address that appears on the stock transfer books or records of the Corporation as of the record date prescribed in Section 5 of this Article II, with postage thereon prepaid. Subject to Article I, Section 7 below (relating to RSA Chapter 91-A), the Sole Shareholder may waive notice of any meeting.
Section 6. Conduct and Requirements of Meetings. All meetings of the Sole Shareholder shall comply with all provisions and requirements applicable to meetings of the Board of Aldermen of the City of Nashua, New Hampshire. The Sole Shareholder shall exercise all powers and rights of the Sole Shareholder pursuant to vote of the Board of Aldermen of the City of Nashua, considered and adopted in accordance with applicable law and the provisions of the City Charter.

Section 7. Right-to-Know Law. All meetings of the Sole Shareholder shall comply in all respects with the requirements of RSA Chapter 91-A.
ARTICLE II
BOARD DIRECTORS
Section 1. Establishment of Board of Directors. Pursuant to the Articles of Incorporation, the management of the Corporation shall be vested in a Board of Directors which shall have the composition and be subject to election and appointment as provided in this Article II.
Section 2. Number and Qualifications.
A. The Board of Directors shall consist of a number to be determined at the annual meeting of the Sole Shareholder between seven and thirteen persons with the following qualifications:
(1)	at least five shall be residents of the City of Nashua; and

(2)	at least one shall be a natural person (a) who is not a resident of the City of Nashua, and (b) who takes water service from Pennichuck Water Works, Inc., Pennichuck East Utility, Inc., or Pittsfield Aqueduct Company, Inc. (the “Water Utility Subsidiaries).
B. During the term of any member of the Board of Directors, a member of the Board of Directors shall not be:
(1)	except as set forth in Article II, Section 4 below with respect to the initial Board of Directors, the Mayor of the City of Nashua;

(2)	a member of the Board of Aldermen of the City of Nashua or of an elected member of the governing body of any municipality having residents served by any of the Water Utility Subsidiaries;

(3)	the director of the City of Nashua Public Works Department or a member of the Board of Public Works of the City of Nashua;

(4)	any person who served at any time during the two-year period immediately preceding the date on which he or she stands for election as a member of the Board of Directors as (i) Mayor of the City of Nashua, (ii) an elected member of the governing body of any municipality having residents served by any of the Water Utility Subsidiaries, or (iii) as the director of the City of Nashua Public Works Department or a member of the Board of Public Works of the City of Nashua; or

(5)	any person who is an immediate family member (as that term is defined below) of the Mayor of the City of Nashua or of any person who is excluded from service as a member of the Board of Directors under paragraphs (2), (3) or (4) above.
C. For all purposes of these By-Laws, the term “immediate family member” shall mean a person’s spouse, parent, stepparent, parent-in-law, child, child’s spouse, stepchild, stepchild’s spouse, son-in-law, daughter-in-law, sibling, grandparent, grandchild, or grandchild’s spouse.
Section 3. Classes and Term. At the time of his or her election, each director shall be assigned to Class A, Class B, or Class C, each of which shall consist of at least two directors. Each director shall hold office for a term of three years, except that for the initial Board established at the time that the City of Nashua first becomes the Sole Shareholder of the Corporation (the “Commencement Date”):
(1)	Directors in Class A shall have their term expire in the first full calendar year following the Commencement Date (and every three years thereafter);

(2)	Directors in Class B shall have their term expire in the second full calendar year following the Commencement Date (and every three years thereafter); and

(3)	Directors in Class C shall have their term expire in the third full calendar year following the Commencement Date (and every three years thereafter).
Section 4. Initial Board of Directors. On the Commencement Date, the initial Board of Directors shall be established pursuant to this Section 4.
A. Mayor to Serve on the Initial Board of Directors. Notwithstanding the prohibition in Article II, Section 2 above, at the Commencement Date, the Mayor of the City of Nashua shall be appointed as a member of the Board of Directors, to hold office as a Class B Director. Upon conclusion of the initial term as a Class B Director, the Mayor of the City of Nashua shall no longer serve as a member of the Board of Directors.
B. Other Members of the Initial Board of Directors. Each member of the initial Board of Directors (other than the Mayor of the City of Nashua) shall be nominated by the Mayor and approved and appointed at any meeting called for such purpose by the City of Nashua Board of Aldermen by a vote of a majority of those members present at such meeting. In addition to the Mayor, the initial Board of Directors, and their respective classes shall be as set forth in the following chart:
[NOTE: THIS CHART TO BE ESTABLISHED NEAR CLOSING DATE BY WHATEVER PROCESS IS DEEMED APPROPRIATE BY THE CITY OF NASHUA.]

Class	Name	Address
Class A

Class A

Class B

Class B

Class B

Class C

Class C
Section 5. Election Subsequent to the Initial Board of Directors.
A. Nomination. Subsequent to the initial Board of Directors, each member of the Board of Directors shall be nominated by a nominating committee duly appointed by the Board of Directors, and then shall be approved for submission to the Sole Shareholder by action of the full Board of Directors.
B. Approval and Appointment by Sole Shareholder. A nominee, having been nominated pursuant to paragraph A and having met the qualifications set forth in Section 2 above, shall be elected by the Sole Shareholder at the annual meeting of the Board.
Section 6. Vacancy. Any vacancy occurring in the Board of Directors in between annual meetings of the Sole Shareholder, due to death, or resignation, may be filled by the affirmative vote of Sole Shareholder at a meeting duly called for such purpose; provided, however, that any person who may fill a vacancy shall satisfy the qualification requirements set forth above.
Section 7. Removal. Any Director may be removed from office with or without cause by a vote of the Sole Shareholder at a meeting duly called for such purpose.
Section 8. Regular Meetings. The Board of Directors shall hold regular meetings not less frequently than quarterly on such dates and at such times as the Board may designate. The annual meeting of the Board of Directors shall be held immediately following the annual meeting of the Sole Stockholder.
Section 9. Special Meetings. Special meetings of the Board in lieu of or in addition to the regular meetings shall be held at such times as the Chairman of the Board, President or any four Directors may require.

Section 10. Notice. Notice of regular and special meetings shall be sent by the Clerk or President, by mailing, a written notice of such meeting, at least five days prior to the day of the meeting. Any Director may waive notice of any meeting in writing filed with the Secretary.
Section 11. Quorum. No less than a majority of Directors shall constitute a quorum for the transaction of business at the meetings of the Board, and the concurrence of a majority of those present at any meeting shall be necessary to give validity to any vote.
Section 12. Duties and Powers. Subject to the provisions of the Articles of Incorporation (including but not limited to those provisions concerning certain reserved powers) and these By-Laws, the Board of Directors shall be vested with the management and direction of the affairs of the Corporation and shall have and exercise all the powers possessed by the Corporation so far as such delegation of authority is not inconsistent with the laws of the State of New Hampshire, the Articles of Incorporation and these By-Laws.
Section 13. Executive Committee: Other Committees. The Board of Directors, by resolution adopted by a majority of the full Board, may designate from its members an Executive Committee and one or more other committees each of which, subject to the limitations of the laws of the State of New Hampshire, shall have and may exercise all of the authority of the Board to the extent provided in these By-Laws or in any such resolution.
Section 14. Compensation. The compensation (if any) of any member of the Board shall be determined, fixed and approved by the Sole Shareholder.
Section 15. Right-to-Know Law. All meetings of the Board of Directors shall comply in all respects with the requirements of RSA Chapter 91-A.
ARTICLE III
OFFICERS
Section 1. Number. The officers of the Corporation shall consist of a Chairman of the Board, a President, one or more Vice Presidents, a Treasurer, a Clerk and such other officers as the Board of Directors may, from time to time, determine. Two or more offices may be held by the same person.
Section 2. Election.
A. Chair of the Board, President, Clerk and Treasurer. Each year at the first regular meeting of the Board of Directors following the annual meeting of the Sole Shareholder, the Board of Directors shall elect persons to serve in the offices of Chair of the Board, President, Clerk and Treasurer for the ensuing year and until their successors are duly qualified, or until their death or until they shall resign or be removed in the manner hereinafter provided. The Board of Directors may from time to time fill any vacancy that may exist in any office and may elect such other officers as they may determine to be necessary to manage the affairs of the Corporation.

B. Other Officers. Each year at the annual meeting of the Board of Directors, the Directors shall determine the number of offices other than Chair of the Board and President to be filled and shall elect officers to fill such positions for the ensuing year and until their successors are duly qualified, or until their death or until they shall resign or be removed in the manner hereinafter provided. Directors from time to time may fill any vacancy that may exist in any office and may elect such other officers as they may determine to be necessary to manage the affairs of the Corporation.
C. General Provisions. Election or appointment of an officer, employee or agent, shall not of itself create contract rights. The Board of Directors may authorize the Corporation to enter into an employment contract with any officer in accordance with applicable law and regulation, but no such contract shall impair the right of the Board of Directors to remove any officer at any time in accordance with Section 3 of this Article III. All officers shall be sworn to the faithful performance of their duties.
Section 3. Removal. The appointing body may at any time suspend the right of any officer to perform such officer’s duties and may remove any officer with or without cause at any duly called meeting, whenever, in the judgment of the appointing body, the best interests of the Corporation will be served thereby, but such removal, other than for cause, shall be without prejudice to the contract rights, if any, of the person so removed.
Section 4. Duties and Powers. The duties of certain officers shall be as specified in this Section 4, as otherwise provided in these By-Laws, and as determined from time to time by the Board of Directors.
A. Chair of the Board. The Chair of the Board, if any, shall preside at all meetings of the Board and shall exercise overall supervision of the officers and affairs of the Corporation.
B. President. The President shall be the Chief Executive Officer of the Corporation and shall have the general management of the affairs of the Corporation as far as they are not specifically regulated by the Sole Shareholder or the Directors, including the Chair of the Board, if any. The President shall preside at all the meetings of the Board in the absence of the Chair.
C. Executive Vice President. A Vice President of the Corporation may be designated by the Board as Executive Vice President and in addition to the duties and powers provided in these By-Laws and otherwise delegated by the Board and the Chief Executive Officer, the Executive Vice President shall have the powers of the President during the absence or disability of the President.
D Treasurer. The Treasurer shall be the Chief Financial Officer of the Corporation and shall negotiate loans and receive and disburse all other funds of the Corporation, and, for this purpose, shall have authority to sign checks upon any account of the Corporation in any bank or similar type of institution. The Treasurer shall supervise the keeping of the accounts of the Corporation in books which shall be the property of the Corporation and shall cause to be prepared periodic statements of the financial condition of the Corporation and shall submit such statements to the Board.

E. Clerk. The Clerk shall record the proceedings of the meetings of the Sole Shareholder and Directors showing the names of the persons present. The Clerk may give notice of all meetings of the Sole Shareholder and the Directors required by these By-Laws. The Clerk shall furnish a certificate identifying the officers annually to the clerk of the City of Nashua.
ARTICLE V
INDEMNIFICATION
Section 1. Suits, etc., Other Than by or in the Right of the Corporation. The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
Section 2. Suits, etc.. by or in the Right of the Corporation. The Corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper.
Section 3. Scope of Indemnification. To the extent that a Director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 or 2 above, or in defense of any claim, issue or matter based on Section 1 or 2 above, he shall be indemnified against expenses, including attorneys, fees, actually and reasonably incurred by him in connection therewith.

Section 4. Determination of Indemnification. Any indemnification under Section 1 or 2 above, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or 2 above. This determination shall be made:
(1)	By the Board of Directors by a majority of vote of a quorum consisting of Directors who were not parties to the action, suit or proceeding;

(2)	By independent legal counsel in a written opinion if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested Directors so directs; or

(3)	By the Sole Shareholder.
Section 5. Payment of Expenses. Expenses, including attorneys’ fees, incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of the action, suit or proceeding as authorized in the manner provided in Section 4 above, upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent to repay the amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section.
Section 6. Other Rights. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of the Sole Shareholder or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person.
Section 7. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee, agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against this liability under the provisions of this section.
ARTICLE VI
CONTRACTS, LOANS, CHECKS AND DEPOSITS
Section 1. Documents and Instruments. To the extent permitted by the laws of the State of New Hampshire, and except as otherwise prescribed by these Bylaws with respect to certificates for shares, the Chair of the Board, President, and Vice President or the Treasurer shall be authorized to execute contracts, deeds, leases and all other documents. Notwithstanding the foregoing, the Board of Directors may by special vote authorize any officer, employee or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Such authority may be general or confined to specific instances.

Section 2. Loans. No loans shall be contracted on behalf of the Corporation and no evidence of indebtedness shall be issued in its name unless authorized by the Sole Shareholder. Such authority may be general or confined to specific instances.
Section 3. Checks. Drafts, etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by one or more officers, employees or agents of the Corporation in such manner as shall from time to time be determined by the Board of Directors.
Section 4. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in any of its duly authorized depositories as the Board of Directors may select.
ARTICLE VII
FISCAL YEAR; ANNUAL AUDIT
The fiscal year of the Corporation shall be the calendar year.
ARTICLE VIII
CONFLICT OF INTEREST
A director shall not participate in debate or vote on matters that involve a direct personal and pecuniary interest for the director or any immediate family member of the director.
ARTICLE IX
DISCRIMINATION PROHIBITED
In administering its affairs, the Corporation shall not discriminate against any person on the basis of race, creed, color, national or ethnic origin, sex, physical disability, age or sexual orientation.

ARTICLE X
INSPECTION OF BOOKS AND RECORDS
The Sole Shareholder of the Corporation shall have such right to inspect and copy the books and records of the Corporation as is provided by the New Hampshire Business Corporation Act, N.H. RSA 293-A, or any successor thereto, exercise of which right shall be subject to compliance with all notice or other requirements set forth therein, and subject to payment of reasonable copying or other fees as may be provided therein. The books and records of the Corporation shall be subject to the requirements and exemptions set forth in RSA Chapter 91-A.
ARTICLE XI
AMENDMENTS
These By-Laws may be amended at any time by the Sole Shareholder at a meeting expressly called for such purpose.

EXHIBIT C TO MERGER AGREEMENT
SETTLEMENT AGREEMENT
This Settlement Agreement (the “Agreement”) dated as of November 11, 2010 (the “Effective Date”) is made and entered into by and between the City of Nashua, New Hampshire (“City”) and Pennichuck Corporation (“PNNW”), Pennichuck Water Works, Inc. (“PWW”), Pennichuck East Utility, Inc. (“PEU”), Pittsfield Aqueduct Company, Inc. (“PAC”) and Pennichuck Water Service Corporation (“PWSC”). (PNNW, PWW, PEU, PAC and PWSC are collectively referred to as “Pennichuck”.)
WHEREAS, the City and Pennichuck are parties to an eminent domain proceeding pursuant to RSA Chapter 38 before the New Hampshire Public Utilities Commission (“PUC”), docketed by the PUC as DW 04-048 (the “PUC Eminent Domain Proceeding”);
WHEREAS, on July 25, 2008, the PUC issued its Order No. 24,878 (the “PUC Approval Order”) concluding, among other things, that (i) the taking of the plant and property of PWW by eminent domain is in the public interest, (ii) the initial valuation of such plant and property as of December 31, 2008 was $203 million, and (iii) the City must establish a $40 million mitigation fund to protect the interests of the customers of PEU and PAC;
WHEREAS, on March 25, 2010, the New Hampshire Supreme Court affirmed the PUC Approval Order No. 24,878 and the PUC’s Order No. 24,948, which decision became effective upon issuance of the Court’s mandate on April 7, 2010;
WHEREAS, it is the City’s and Pennichuck’s desire, and it is mutually beneficial to them and, they believe, in the public interest to resolve their differences on a consensual basis, rather than through continuation of the administrative litigation process (including potential appeals) that would otherwise be necessary to conclude the eminent domain process under NH RSA 38;
WHEREAS, the City and Pennichuck have executed and delivered that certain Agreement and Plan of Merger dated as of November 11, 2010 (the “Merger Agreement”) which provides for the City directly or indirectly to acquire all of the issued and outstanding shares of PNNW stock and common stock equivalents (the “Merger”) as a means of acquiring control over the water systems owned and operated by Pennichuck;
WHEREAS, the City and Pennichuck have entered into the Merger Agreement, together with this Agreement, to effect a comprehensive settlement of the eminent domain dispute between the parties relating to the acquisition by the City of the water system owned and operated by PWW, pursuant to the provisions of NH RSA Chapter 38 and Chapter 347, Section 5 of 2007 N.H. Laws, as amended by Chapter 1, Section 118 of the Laws of the 2010 Special Session (the “Special Legislative Authority”);
WHEREAS, as a condition and material inducement to Pennichuck’s entry into the Merger Agreement and in consideration therefor, the City has entered into this Agreement with Pennichuck; and

WHEREAS, it is the City’s and Pennichuck’s intention that this Agreement shall be binding and enforceable on each of them.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth below, the City and Pennichuck agree as follows:
1.	Settlement and Resolution of the PUC Eminent Domain Proceeding. In consideration of the agreements set forth herein and in the Merger Agreement, the City and Pennichuck agree to settle all claims, controversies and disputes between the parties in the PUC Eminent Domain Proceeding, in accordance with the terms and conditions of this Agreement.

2.	Final Determination of Price; Ratification Vote. The City and Pennichuck agree that they intend that $29.00 per share for the common stock and/or common stock equivalents of PNNW (the “Price”), as stated in the Merger Agreement, shall constitute the “final determination of the price to be paid for the plant and property to be acquired under the provisions of RSA 38:8, 38:9 or 38:10 and any consequential damages under RSA 38:33” within the meaning of NH RSA 38:13. Accordingly, the City agrees that it shall, within 90 days after the date of the Merger Agreement, take all steps necessary to duly call, give notice of, convene and hold a meeting of the City’s Board of Aldermen for the purpose of taking action by an affirmative vote of not less than 10 members of the City’s Board of Aldermen (a) to approve and ratify, pursuant to NH RSA 38:13 and the Special Legislative Authority, the issuance of bonds and notes necessary to defray the costs to be incurred by the City to consummate the Merger pursuant to the terms and conditions of the Merger Agreement (if so approved and ratified, the “Acquirer Ratification Vote”), and (b) to make the findings required by the Special Legislative Authority (if so made, the “Acquirer Special Findings Vote”). The City agrees that (i) an affirmative vote of less than 10 members of the City’s Board of Aldermen regarding the Acquirer Ratification Vote, or (ii) the failure by the Board of Alderman to take a vote within the 90-day period specified in this Paragraph 2, shall each constitute a vote in the negative for purposes of RSA 38:13.

3.	Withdrawal Notice; Escrow Agreement. The City and Pennichuck agree that the petition filed by the City in DW 04-048 should be dismissed with prejudice, subject to the terms and conditions of this Settlement Agreement, except to the extent necessary for the PUC to approve the Merger and the other transactions contemplated by the Merger Agreement. Contemporaneous with the execution of this Agreement, the City and Pennichuck have each executed the Joint Notice of Withdrawal and Motion for Dismissal with Prejudice attached hereto as Exhibit A (the “Withdrawal Notice”). The City and Pennichuck agree to cause the executed Withdrawal Notice to be delivered to a person who shall hold the Withdrawal Notice as escrow agent pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”).

4.	Filing of the Withdrawal Notice with the PUC. Upon the termination of the Merger Agreement by either the City or Pennichuck in accordance with the terms of Section 8.02 thereof, the City and Pennichuck agree that, in accordance with the terms of the Escrow Agreement, Pennichuck shall have the right, upon providing five (5) days prior written notice to the escrow agent (the “Notice”), with a contemporaneous copy to the City (addressed to City Corporation Counsel), to direct the Escrow Agent to release the Withdrawal Notice to Pennichuck’s independent attorneys, McLane, Graf, Raulerson & Middleton (“Pennichuck’s Attorney”). Such Notice to the Escrow Agent shall include evidence that Pennichuck has provided the required Notice copy to the City. The Escrow Agreement shall provide that the Escrow Agent shall release the Withdrawal Notice to Pennichuck’s Attorney no sooner than five days after the Escrow Agent’s receipt of such Notice. Promptly after the Escrow Agent’s disbursement of the Withdrawal Notice to Pennichuck’s Attorney, Pennichuck shall cause Pennichuck’s Attorney to file the Withdrawal Notice with the PUC.

5.	Effect of Filing of the Withdrawal Notice. The City and Pennichuck each agree that, upon the filing of the Withdrawal Notice and the dismissal of the PUC Eminent Domain Proceeding, they each release and forever discharge the other party and their officers, members, shareholders, directors, attorneys, agents, representatives, employees, and subsidiaries of and from any and all actions, claims, debts, controversies, promises, compensation, and liabilities of whatsoever kind and nature, including any claim for monetary damages or lost profits that they may have and/or could have had against one another, arising out of or in connection with the PUC Eminent Domain Proceeding; provided however, that each of the parties shall be fully subject to the terms and conditions and provisions of the Merger Agreement, this Agreement and the Escrow Agreement, including but not limited to the obligation to pay any liquidated damages or the Company Termination Fee, as that term is defined in the Merger Agreement; and provided further that the parties acknowledge this Agreement, including the foregoing release, shall not affect, restrict, diminish or extinguish any rights that Pennichuck Water Works has or may have to recover its defense-related expenses associated with the PUC Eminent Domain Proceeding through PUC approved rates it charges its customers (including the City).

6.	Representations and Warranties of the Parties. Each of the parties hereto represents and warrants to the other party as follows:
(a)	Authority and Enforceability. Each party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each party has been duly authorized by all authorities required to approve such actions. This Agreement has been duly and validly executed and delivered by each party and constitutes a valid and binding agreement of each party, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)	No Conflicts or Consents. The execution and delivery and performance of this Agreement does not conflict with (i) any statute, rule, regulation or law to which any party is subject, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which any party is a party or is otherwise subject. The execution and delivery of this Agreement by each party does not, and the performance of this Agreement by each party will not, require any consent, approval, authorization or permission of any governmental entity or person, except to the extent that the requests made through the filing of the Withdrawal Notice will be subject to the review and approval of the PUC.
7.	Equitable Remedies. Because an award of money damages would be inadequate for any breach of this Agreement by a party, and any such breach would cause any other party irreparable harm, the parties also agree that, in the event of any breach or threatened breach of this Agreement, any such aggrieved non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity.

8.	Other Provisions.
(a)	Modification. This Agreement may be modified or waived only by a separate writing signed by each party.

(b)	Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced because of any law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

(c)	Governing Law. This Agreement shall be governed by and construed under the laws of the State of New Hampshire without regard to conflicts-of-laws principles.

(d)	Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Any signature on this Agreement or any related instrument or agreement that is delivered by facsimile or by electronic data file shall have the same effect as an original.
[Remainder of this page is intentionally left blank;
the signature page follows on the next page.]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first set forth above.

CITY OF NASHUA

/s/ Frederick J. Coolbroth, Jr.	By:	/s/ Donnalee Lozeau Donnalee Lozeau, Mayor

PENNICHUCK CORPORATION

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Duane C. Montopoli, CEO

PENNICHUCK WATER WORKS, INC.

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Duane C. Montopoli, CEO

PENNICHUCK EAST UTILITY, INC.

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Duane C. Montopoli, CEO

PITTSFIELD AQUEDUCT COMPANY, INC.

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Duane C. Montopoli, CEO

PENNICHUCK WATER SERVICE CORPORATION

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Duane C. Montopoli, CEO
Exhibit A – Notice of Withdrawal and Motion for Dismissal with Prejudice by City of Nashua
Exhibit B – Form of Escrow Agreement

EXHIBIT A TO SETTLEMENT AGREEMENT
STATE OF NEW HAMPSHIRE
BEFORE THE
PUBLIC UTILITIES COMMISSION
City Of Nashua
RSA 38 Proceeding re Pennichuck Water Works
DW 04-048
Notice of Withdrawal and Motion for Dismissal with Prejudice
The City of Nashua hereby notifies the New Hampshire Public Commission that it wishes to withdraw its Petition for Valuation pursuant to RSA 38:9 filed March 25, 2004, and moves the Commission to dismiss this proceeding with prejudice.
Respectfully submitted,
CITY OF NASHUA
By Its Attorneys
RATH, YOUNG AND PIGNATELLI, P.C.

Date: November 11, 2010	By:	/s/ William F. J. Ardinger
William F.J. Ardinger
Paul A. Burkett Andrew W. Serell One Capital Plaza, P.O. Box 1500 Concord, NH 03301 (603) 226-2600
Certificate
I hereby certify that I have today served a copy of this Notice of Withdrawal and Motion to Dismiss with Prejudice on all persons on the Commission’s service list.

Date:

EXHIBIT B TO SETTLEMENT AGREEMENT
ESCROW AGREEMENT
This Escrow Agreement (the “Escrow Agreement”) dated as of November 11th, 2010 (the “Effective Date”) is made and entered into by and among the City of Nashua, New Hampshire (“City”), Pennichuck Corporation (“PNNW”), Pennichuck Water Works, Inc. (“PWW”), Pennichuck East Utility, Inc. (“PEU”), Pittsfield Aqueduct Company, Inc. (“PAC”) and Pennichuck Water Service Corporation (“PWSC”). (PNNW, PWW, PEU, PAC and PWSC are collectively referred to as “Pennichuck”, and the City and Pennichuck are together referred to as the “Depositors”), and Attorney Morgan A. Hollis, of the law firm of Gottesman & Hollis, P.A. (the “Escrow Agent”).
W I T N E S S E T H:
WHEREAS, the City and Pennichuck are parties to that certain Settlement Agreement dated November 11, 2010, which is attached hereto as Exhibit A (the “Settlement Agreement”);
WHEREAS, under the terms and conditions of the Settlement Agreement, the Notice of Withdrawal and Motion for Docket Markings attached as Exhibit A to the Settlement Agreement is to be executed by legal counsel for the City (the “Withdrawal Notice”) and delivered to the Escrow Agent; and
WHEREAS, the parties wish to place in escrow the Withdrawal Notice to be held pursuant to the terms and conditions of this Escrow Agreement.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
A G R E E M E N T:
1.	Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Settlement Agreement.

2.	Appointment of Escrow Agent. The Depositors hereby appoint Escrow Agent to act as the escrow agent hereunder, and Escrow Agent hereby accepts such appointment for the purpose of receiving, safeguarding and releasing the Withdrawal in accordance with the terms and conditions set forth herein.

3.	Deposit of Withdrawal Notice. Escrow Agent acknowledges receipt of the original executed Withdrawal from the City.

4.	Safeguarding of Withdrawal Notice. For so long as this Escrow Agreement remains in effect, the Escrow Agent shall keep and maintain the Withdrawal in a safe and secure location, which location shall be communicated to the City and Pennichuck.

5.	Release of Withdrawal Notice. Upon receipt of a written notice executed by a senior executive officer of Pennichuck in the form attached hereto as Exhibit B, the Escrow Agent is hereby authorized and directed to release the Withdrawal Notice to the person designated in such written notice.

6.	Termination.
(a)	This Escrow Agreement shall be effective as of the date hereof and shall continue in full force and effect until the close of business on the day during which the Withdrawal is released in accordance with Section 5, at which time this Escrow Agreement shall automatically terminate. Upon termination of this Escrow Agreement, Escrow Agent shall be discharged from any further obligation hereunder.

(b)	Except as specifically agreed in writing by the City and Pennichuck, termination of this Escrow Agreement under Section 6(a) shall not relieve any of the parties hereto of any obligation arising under this Escrow Agreement prior to termination.

(c)	For purposes of this Escrow Agreement, the term “Business Day” shall mean any day other than a Saturday or a Sunday or a day on which commercial banks in New Hampshire are required or authorized by law or executive order to remain closed.
7.	Exculpation and Indemnification of Escrow Agent. It is understood and agreed that Escrow Agent shall:
(a)	be under no duty to accept information from any person other than the City and Pennichuck and then only to the extent and in the manner provided in this Escrow Agreement;

(b)	be protected in acting upon any written notice, opinion, request, certificate, approval, consent or other document believed by it to be genuine and signed by the proper party or parties;

(c)	be deemed conclusively to have given and delivered any notice required to be given or delivered hereunder if the same is given in accordance with Section 11 hereof;

(d)	be indemnified and held harmless jointly and severally by the City and Pennichuck against any claim made against it by reason of its acting or failing to act in connection with any of the transactions contemplated hereby and against any loss, liability or expense, including the expense of defending itself against any claim of liability it may sustain in carrying out the terms of this Escrow Agreement, except such claims as are occasioned by its bad faith, gross negligence, willful misconduct, fraud or any breach of fiduciary duty; provided, however, that promptly after the receipt by Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, Escrow Agent shall, if a claim in respect thereof is to be made against any of the other parties hereto, notify each other party thereof in writing; and provided, further, that the indemnitors hereunder shall be entitled, jointly or severally and at their own expense, to participate in and/or assume the defense of any such action, suit or proceeding;

(e)	have no liability or duty to inquire into the terms and conditions of any agreements to which Escrow Agent is not a party, its duties under this Escrow Agreement being understood to be purely ministerial in nature;

(f)	be permitted to consult with counsel of its choice and shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with the written advice of such counsel; provided, however, that nothing contained in this subsection (f), nor any action taken by Escrow Agent, or of any counsel, shall relieve Escrow Agent from liability for any claims which are occasioned by its bad faith, gross negligence, willful misconduct, fraud or any breach of fiduciary duty, all as provided in subsection (d) above;

(g)	not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Escrow Agreement, unless the same shall be in writing and signed by all of the parties hereto;

(h)	if and to the extent it is uncertain as to its duties and rights hereunder, be entitled to refrain from taking any action other than to keep all property held by it in escrow until it shall be directed otherwise in a joint writing by the City and Pennichuck, in accordance with this Escrow Agreement, or by a final judgment of a court of competent jurisdiction;

(i)	have no liability for any act or omission done pursuant to the instructions contained or expressly provided for herein, or written instructions given by joint instructions of the City and Pennichuck pursuant hereto;

(j)	have the right, at any time, to resign hereunder by giving written notice of its resignation to the City and Pennichuck, at their addresses set forth below, at least 30 Business Days prior to the date specified for such resignation to take effect; in which case, upon the effective date of such resignation:
(i)	the Withdrawal Notice shall be delivered by it to such person as may be designated jointly in writing by the City and Pennichuck, whereupon Escrow Agent’s performance obligations hereunder shall cease and terminate; and

(ii)	if no such person has been designated by such date, Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated jointly in writing by the City and Pennichuck, or, if no such person shall have been so designated, in accordance with the directions of a final order or judgment of a court of competent jurisdiction, and the provisions of subsections (f) and (j) of this Section 7 shall remain in effect.

8.	Entire Agreement. This Escrow Agreement shall constitute the entire agreement of the Escrow Agent and the Depositors with respect to the subject matter hereof and supersedes any other prior oral or written agreements, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

9.	Waiver. The waiver by any party hereto of a breach of any provision of this Escrow Agreement shall not operate or be construed as a further or continuing waiver of such breach or a waiver of any subsequent breach. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.	Binding Effect; Assignment. This Escrow Agreement shall inure to the benefit of, and shall be binding upon Pennichuck, the City and Escrow Agent and their respective successors and assigns. Nothing in this Escrow Agreement shall create or be deemed to create any third party beneficiary rights in any person not a party to this Escrow Agreement. Except as specifically set forth herein, no assignment of this Escrow Agreement or of any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of all other parties hereto and any attempted assignment without the required consents shall be void.

11.	Notices. All notices, requests, demands, claims, and other communications hereunder will be given in writing and either electronically by email or by facsimile. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given in writing two Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the City:	With a copy to:

James McNamee, Esq.	Rath, Young and Pignatelli, P.C.
Corporation Counsel	One Capital Plaza
City of Nashua	Concord, NH 03301
229 Main Street	Attention: William F.J. Ardinger
Nashua, NH 03064	wfa@rathlaw.com
mcnameej@nashuanh.gov	Fax no. (603) -
Fax no. (603) -

If to Pennichuck:	With a copy to:

Roland E. Olivier, Esq.	McLane, Graf, Raulerson & Middleton,
General Counsel	Professional Association
Pennichuck Corporation	11 So. Main Street, Suite 500
25 Manchester Street	Concord, NH 03301
Merrimack, NH 03054	Attention: Steven V. Camerino
rolivier@pennichuck.com	steven.camerino@mclane.com
Fax no. (603) 913-2325	Fax no. (603) 230 – 4448

If to Escrow Agent:

Morgan A. Hollis, Esq.
Gottesman & Hollis, P.A.
39 East Pearl St.
Nashua, NH 03060-3407
info@nh-lawyers.com
Fax no. (603) 886-0380
Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

12.	Further Assurances. The parties hereto agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Escrow Agreement and the consummation of the transactions contemplated hereby.

13.	Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. Such execution shall be effective when one or more such counterparts shall have been executed by each of the parties hereto and at least one of each such counterpart shall have been delivered to each of the other parties hereto.

14.	Miscellaneous. This Agreement shall be governed by, and its provisions construed in accordance with, the internal laws of the state of New Hampshire applicable to contracts made and to be wholly performed within such state and without regard to conflicts of laws provisions of any jurisdiction which would result in the application of any laws other that those of the state of New Hampshire. This Agreement may be modified only in writing signed by each of the parties hereto.

15.	Severability. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

CITY OF NASHUA

/s/ Frederick J. Coolbroth, Jr. Witness	By:	/s/ Dannalee Lozeau Donnalee Lozeau, Mayor

PENNICHUCK CORPORATION

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Witness		Duane C. Montopoli, CEO

PENNICHUCK WATER WORKS, INC.

/s/ Roland E. Oliver	By:	/s/ Duane C. Montopoli

Witness		Duane C. Montopoli, CEO

PENNICHUCK EAST UTILITY, INC.

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Witness		Duane C. Montopoli, CEO

PITTSFIELD AQUEDUCT COMPANY, INC.

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Witness		Duane C. Montopoli, CEO

PENNICHUCK WATER SERVICE CORPORATION

/s/ Roland E. Olivier	By:	/s/ Duane C. Montopoli

Witness		Duane C. Montopoli, CEO

ESCROW AGENT:

/s/ Julia L. Hefferan	By:	/s/ Morgan A. Hollis

Morgan A. Hollis
Exhibit A – Settlement Agreement (see Exhibit C to Merger Agreement)
Exhibit B – Form of Notice to Escrow Agent

EXHIBIT B TO ESCROW AGREEMENT
FORM OF NOTICE TO ESCROW AGENT
<DATE>
CERTIFIED MAIL, RETURN RECEIPT REQUESTED
Morgan A. Hollis, Esq.
Gottesman & Hollis, P.A.
39 East Pearl St.
Nashua, NH 03060-3407
info@nh-lawyers.com
Fax no. (603) 886-0380
RE: Notice of Escrow Release — Withdrawal Notice
Dear Attorney Hollis:
I am the President and CEO of Pennichuck Corporation (“PNNW”) and CEO of PNNW’s wholly owned subsidiaries, Pennichuck Water Works, Inc. (“PWW”), Pennichuck East Utility, Inc. (“PEU”), Pittsfield Aqueduct Company, Inc. (“PAC”) and Pennichuck Water Service Corporation (“PWSC”) (PNNW, PWW, PEU, PAC and PWSC are collectively referred to hereinafter as “Pennichuck”).
In accordance with the provisions of Section 5 of the Escrow Agreement dated as of November 11th, 2010 (“Escrow Agreement”) by and among the Depositors (which term is defined in the Escrow Agreement to include the City of Nashua, New Hampshire (“City”) and Pennichuck) and [Name] (the “Escrow Agent”), Pennichuck hereby delivers this Notice and directs you as the Escrow Agent to immediately release the Withdrawal Notice (as that term is defined in the Escrow Agreement) to the following authorized agent of Pennichuck:
Attorney Steven V. Camerino
McLane Graf, Raulerson & Middleton
Professional Association
11 So. Main Street, Suite 500
Concord, NH 03301
I hereby certify on behalf of Pennichuck that Pennichuck delivered to the City a copy of this Notice five (5) days prior to the date of this Notice.

Please let me know if you have any questions regarding the above and/or this Notice.
Sincerely,
Duane C. Montopoli
President and CEO

CC:	James McNamee, City of Nashua, New Hampshire
William F. J. Ardinger, Rath, Young and Pignatelli, P.C.
Roland E. Olivier, Pennichuck Corporation
Steven V. Camerino, McLane, Graf, Raulerson & Middleton, PA

EXHIBIT D TO MERGER AGREEMENT
CONFIDENTIALITY AGREEMENT
Agreement made this 11th day of November, 2010 (the “Effective Date”) by and between the City of Nashua, New Hampshire, a New Hampshire municipal corporation with an address of 229 Main Street, Nashua, New Hampshire (“Nashua”) and Pennichuck Corporation, a New Hampshire business corporation with its principal office at 25 Manchester Street, Merrimack, New Hampshire (“Pennichuck”)(collectively, Nashua and Pennichuck are sometimes referred to herein as the “Parties” and individually as a “Party”).
Subject to the provisions of this Agreement, the Parties have executed that certain Merger Agreement of even date herewith (the “Merger Agreement”). The transactions contemplated by the Merger Agreement (the “Transactions”) could become the basis to resolve and settle an administrative proceeding (No. DW-04-048) before the New Hampshire Public Utilities Commission (“NHPUC”) involving the Parties as well as certain Pennichuck subsidiaries (the “Eminent Domain Case”). In connection with discussions to resolve and settle the Eminent Domain Case and to negotiate and perform obligations under the Merger Agreement, each Party has received and may receive certain Confidential Information (as defined below) of the other Party. (For purposes of this Agreement, the Party that discloses Confidential Information is sometimes referred to as the “Discloser,” and the Party that receives Confidential Information is sometimes referred to as the “Recipient.”)
In consideration of the Merger Agreement and as a condition to each Party furnishing access to such Confidential Information, the Parties agree to the terms and conditions set forth in this Agreement:
1.	Confidential and Proprietary Nature of the Information. Each Party acknowledges the confidential and proprietary nature of the Confidential Information (as defined below), agrees to hold and keep the Confidential Information as provided in this Agreement and otherwise agrees to each and every restriction and obligation of this Agreement.

2.	Confidential Information. As used in this Agreement, the term “Confidential Information” means any information, whether oral or documented in written, electronic or other format, concerning the operations, strategies, plans and affairs of Discloser and any of its subsidiaries (which shall include, without limitation, Discloser’s organizational information and plans, legal arrangements and plans, income and other tax plans and strategies, personnel information, severance arrangements, capital expenditure programs and plans, business plans and budgets, historical and projected financial information, contracts and contractor arrangements), which has been or may hereafter be provided or otherwise disclosed by Discloser or by the directors, officers, employees, agents, consultants, advisors, or other representatives, including legal counsel, accountants and financial advisors (“Representatives”) of Discloser to Recipient or to any of Recipient’s Representatives. Confidential Information

includes all notes, analyses, compilations, studies, summaries, and other material prepared by Recipient and/or its Representatives containing any Confidential Information or prepared using any Confidential Information. Discloser or its Representatives shall identify to Recipient in writing which information it considers to be confidential, either by marking documents as “Confidential” or by promptly confirming in writing any oral or other information that it considers to be confidential. If Recipient or its Representatives are unsure whether certain information provided to it should be considered Confidential Information, it shall treat that information as Confidential Information until it receives a response to a specific inquiry via notice made to the Discloser, which response Discloser shall provide by return notice within 10 business days following its receipt of notice pursuant to Section 11 of this Agreement. Confidential Information does not include information that Recipient or its Representatives already know from disclosures not then subject to a duty of confidentiality or information that becomes publicly available through no fault of Recipient and/or its Representatives. For the avoidance of doubt, the term “Confidential Information” does not include Proposals, Prior Disclosures and Prior Privileged Information as those terms are defined in Section 9 of this Agreement; provided, however, to the extent, and only to the extent, that any of such Proposals, Prior Disclosures and Prior Privileged Information include any Confidential Information as defined in this Section 2, the Recipient and its Representatives shall treat such portion of any Proposal, Prior Disclosure or Prior Privileged Information as Confidential Information in accordance with all of the terms and conditions of this Agreement.

3.	Restricted Use of Confidential Information.

(a)	Each Party agrees that the Confidential Information (i) will be kept confidential by Recipient and its Representatives and (ii) without limiting the foregoing, will not be disclosed by Recipient or its Representatives to any person and/or third party, other than the Discloser and its Representatives, except with the prior written consent of the Discloser, (as applicable, James McNamee in the case of Nashua and Roland Olivier in the case of Pennichuck), or except as otherwise expressly permitted by this Agreement.

(b)	It is understood that Recipient may only disclose Confidential Information to those of its Representatives who (i) require such material for the purpose of evaluating the possible Transactions and (ii) are informed by Recipient of the confidential nature of the Confidential Information and the obligations of this Agreement. Each Party further agrees that Recipient and its Representatives will not use any of the Confidential Information for any reason or purpose other than for the purpose of consummating the Transactions and the Merger Agreement. Each Party also agrees to enforce the terms of this Agreement as to such Party’s Representatives and to take such action, legal or otherwise, to the extent necessary to cause them to comply with the terms and conditions of this Agreement.

(c)	The Parties acknowledge and agree that from and after the Effective Date of this Agreement, any information constituting Proposals, Prior Disclosures or Prior Privileged Information shall not be subject to the nondisclosure requirements of this Section 3, except to the extent, and only to the extent, that such Proposals, Prior Disclosures or Prior Information include Confidential Information that is subject to nondisclosure under the terms and conditions of this Agreement.

4.	Use of Confidential Information, Proposals, Prior Disclosures or Prior Privileged Information in Any Proceeding Between the Parties. The Parties hereby agree that all communications between the Parties and/or their respective Representatives which disclose any of the Confidential Information, Proposals, Prior Disclosures or Prior Privileged Information shall not be admissible or discoverable for any purpose in any adjudicative proceeding, including impeachment, including, without limitation, the Eminent Domain Case or any other litigation or proceeding of any kind in any forum involving the Parties, and shall be protected from disclosure to anyone as settlement discussions for purposes of all applicable rules of evidence, including specifically Rule 408 of the Federal Rules of Evidence and Rule 408 of the New Hampshire Rules of Evidence, which the Parties agree, for purposes of enforcing this Agreement, shall be deemed to apply to proceedings before the NHPUC and to any other litigation, appeal or proceeding of any kind in any forum involving any of the Parties to this Agreement. The Parties agree that a copy of this Agreement may be introduced into evidence in any administrative or court proceeding in which any person seeks the disclosure of information which is the subject of this Agreement for the sole purpose of protecting the confidentiality and privilege of such information, provided that the Agreement is placed under seal. For avoidance of doubt, and except as otherwise expressly permitted under this Agreement, the Parties agree that Confidential Information, Proposals, Prior Disclosures and Prior Privileged Information, shall not be disclosed as part of any answer to a data request or other request for production in the Eminent Domain Case.

5.	Exceptions. All of the foregoing obligations and restrictions do not apply to that part of the Confidential Information that Recipient demonstrates (a) was or becomes generally available to the public prior to, and other than as a result of, a disclosure by Recipient or its Representatives, or (b) was available, or becomes available, to Recipient on a nonconfidential basis prior to its disclosure to Recipient by Discloser or Discloser’s Representative, but only if the source of such information is not bound by a confidentiality obligation with respect to that part of the Confidential Information.

6.	Legal Proceedings. If either Party or any of its Representatives becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand or similar process, including but not limited to a proceeding to require disclosure of information pursuant to NHRSA Chapter 91-A) (such questions, interrogatories, requests, documents, subpoena, demand or similar process and/or proceeding referred to collectively herein as “Legal Proceedings”) to make any disclosure of Confidential Information that is prohibited or otherwise constrained by this Agreement, such Party or such Representative, as the case may be, will provide the other Party with prompt written notice of such Legal Proceedings so that either or both Parties (with cooperation of the other Party or both Parties respectively) may seek an appropriate protective order and/or other appropriate relief or so that the other Party, in its sole discretion, may waive compliance with the provisions of this Agreement. In the absence of such relief or receiving such a waiver from the other Party, Recipient (i.e., the Party being compelled to legally disclose) or its Representative is permitted (with Discloser’s cooperation but at the Recipient’s expense) to disclose that portion (and only that portion) of the Confidential Information that Recipient or its Representative is legally compelled to disclose. Subject to the foregoing, Recipient or such Representative may furnish that portion (and only that portion) of the Confidential Information that, in the written opinion of its counsel, Recipient is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other censure or penalty; provided, however, that Recipient and the Recipient’s Representatives must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed.

For the avoidance of doubt, the Parties further intend that any Confidential Information be treated as exempt from disclosure pursuant to NH RSA 91-A and specifically that the Parties further intend that any Confidential Information, be treated as “confidential, commercial or financial information” of the Parties, as set forth in NH RSA 91-A:5, IV. Consistent with the terms of this Agreement and the provisions of NH RSA Chapter 91-A, Nashua shall take action to protect such Confidential Information from disclosure.

7.	Destruction or Return of Confidential Information. Upon the written request of the Discloser, Recipient agrees that it will destroy or return (at Discloser’s sole option) all documents or other matters constituting the Discloser’s Confidential Information in the possession or control of Recipient or Recipient’s Representatives. Upon the termination of the Merger Agreement for any reason, both Parties agree that they will destroy or return (at the Discloser’s sole option) all documents or other matters constituting Confidential Information. Any such destruction or return pursuant to the foregoing shall be certified in writing by an authorized officer supervising such destruction.

8.	Remedies. Because an award of money damages would be inadequate for any breach of this Agreement by either Party and/or its Representatives, and any such breach would cause the non-breaching Party irreparable harm, each Party also agrees that, in the event of any breach or threatened breach of this Agreement, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to the non-breaching Party.

9.	Entire Agreement and Termination of Prior Agreements. This Agreement constitutes the entire agreement of the Parties with respect to the matters covered by this Agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the matters covered by this Agreement, and all amendments thereto, including, but not limited to, the Confidentiality Agreement between Nashua and Pennichuck dated January 14, 2009 (the “2009 Confidentiality Agreement”), the Confidentiality Agreement between Nashua and Pennichuck dated August 8, 2006, supplemented by a First Supplement to such Confidentiality Agreement dated August 28, 2006 (the “2006 Confidentiality Agreement”), and as further modified by a Agreement between Steven Camerino and Alan Reische dated October 5, 2006 (collectively, the “Prior Agreements”). Accordingly, the Parties hereby agree to terminate the Prior Agreements as of the Effective Date. Notwithstanding the termination of the Prior Agreements, with respect to all Proposals (as that term is defined in the 2009 Confidentiality Agreement, which shall be referred to in this Agreement as “Proposals”), Discussions and Communications (as those terms are defined in the Prior Agreements, and collectively such Discussions and Communications shall be referred to in this Agreement as “Prior Disclosures”) and with respect to all information or activities that were deemed privileged pursuant to Section 4 of the 2006 Confidentiality Agreement (collectively such information and activities are referred to in this Agreement as “Prior Privileged Information”), the Parties specifically acknowledge that said Prior Disclosures and Prior Privileged Information shall be subject to the terms and conditions of this Agreement, in accordance with the express references to Prior Disclosures and Prior Privileged Information set forth in this Agreement. Furthermore, in terminating the Prior Agreements, the Parties agree that those persons who obtained access to Confidential Information pursuant to the Prior Agreements, including those persons listed on Exhibit A to the 2006 Confidentiality Agreement, remain subject to the confidentiality, nondisclosure and privilege obligations with respect only to Confidential Information as expressly specified in this Agreement as Representatives of their respective Party.

10.	Term and Termination. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2016, after which date the Parties shall have no further obligations hereunder.

11.	Notices. Any notice required or permitted to be given under this Agreement shall be deemed to have been duly given if delivered personally, or mailed by overnight courier service with proof of delivery or by registered mail, postage prepaid, return receipt requested to the person and address set forth below for such Party or to such other address as such Party shall provide by written notice. Notice delivered personally shall be deemed received as of actual receipt; mailed notices shall be deemed received one business day after sending by overnight courier, or five business days after the date of mailing by registered mail.
In the case of any notice sent to Nashua, the notice shall be sent to:
Corporation Counsel
City of Nashua
Attn: Mr. James McNamee
229 Main Street
Nashua, New Hampshire

In the case of any notice sent to Pennichuck, the notice shall be sent to:
General Counsel and Corporate Secretary
Pennichuck Corporation
Attn: Mr. Roland Olivier
25 Manchester Street
P.O. Box 1947
Merrimack, New Hampshire 03054
12.	Miscellaneous.
(a)	Modification. This Agreement may be modified or waived only by a separate writing signed by both Parties.

(b)	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any covenant or provision of this Agreement is determined to be unenforceable by reason of its extent, duration, scope, or otherwise, the Parties contemplate that the court making such determination shall reduce such extent, duration, scope, or other provision and enforce such provision in its reduced form for all purposes contemplated by this Agreement.

(c)	Governing Law. This Agreement shall be governed by and construed under the laws of the State of New Hampshire without regard to conflicts-of-laws principles.

(d)	Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the duly authorized representative of each Party has executed this Agreement as of the Effective Date.

CITY OF NASHUA
By:	/s/ Donnalee Lozeau
Name: Donnalee Lozeau
Its: Mayor

PENNICHUCK CORPORATION
By:	/s/ Duane C. Montopoli
Name: Duane C. Montopoli
Its: President & CEO